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                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

                                      among

                             KWC ACQUISITION CORP.,

                         THE KINGSTON-WARREN CORPORATION

                                       and

                            HARVARD INDUSTRIES, INC.

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                            ASSET PURCHASE AGREEMENT
                               September 10, 1999

      This agreement is among KWC Acquisition Corp. (the "Buyer"), a Delaware corporation, The Kingston-Warren Corporation (the "Seller"), a New Hampshire corporation, and Harvard Industries, Inc., a Delaware corporation ("Harvard" and together with the Seller, the "Harvard Parties").

      The Seller is principally engaged in the business of manufacturing, selling and distributing products for automotive window and body sealing systems, including glass run channels, belt strips and body seals (the "Business").

      The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of the assets used in connection with the Business, and the Buyer agrees to assume only those specified liabilities relating to the Business referred to herein.

      Accordingly, it is agreed as follows:

      1. Definitions.

      As used in this agreement, the following terms have the respective meanings set forth below.

            1.1 "Accountants" shall have the meaning ascribed thereto in Section 3.3.

            1.2 "Acquired Assets" shall have the meaning ascribed thereto in
Section 2.1.1.

            1.3 "Adjusted Book Value" shall mean, with respect to the Seller as of the Closing Date, the "adjusted equity" of Seller as calculated in accordance with the Agreed Upon Procedures.

            1.4 "Affected Employee" shall have the meaning ascribed thereto in
Section 7.5.

            1.5 "Affiliate" shall have the meaning ascribed thereto in Section 5.23.

            1.6 "Agreed Upon Procedures" shall have the meaning ascribed thereto in Section 3.3.

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            1.7 "Assumed Liabilities" shall have the meaning ascribed thereto in
Section 2.1.2.

            1.8 "Backlog List" shall have the meaning ascribed thereto in
Section 5.27.

            1.9 "Base Purchase Price" shall have the meaning ascribed thereto in
Section 3.1.

            1.10 "Business" shall have the meaning ascribed thereto in the preamble to this agreement.

            1.11 "Buyer" shall have the meaning ascribed thereto in the preamble to this agreement.

            1.12 "Buyer 401(K) Plan" shall have the meaning ascribed thereto in
Section 7.5.

            1.13 "Buyer's Accountants" shall have the meaning ascribed thereto in Section 3.3.

            1.14 "Buyer Indemnities" shall have the meaning ascribed thereto in
Section 12.1.

            1.15 "Buyer's Plans" shall have the meaning ascribed thereto in
Section 7.5(b).

            1.16 "Capital Assets" shall mean, with respect to the Seller, any fixed assets or equipment purchased by the Seller which in accordance with the Referenced Footnotes would be an addition to the fixed asset account of the Seller.

            1.17 "CERCLA" shall have the meaning ascribed thereto in Section
5.15.

            1.18 "Closing" shall have the meaning ascribed thereto in Section 2.1.1.

            1.19 "Closing Date" shall have the meaning ascribed thereto in
Section 4.

            1.20 "COBRA" shall have the meaning ascribed thereto in Section 7.5(b).

            1.21 "Code" shall mean the Internal Revenue Code of 1986, as amended.

            1.22 "Confirmation Order" shall have the meaning ascribed thereto in
Section 5.29.

            1.23 "DB Plan" shall have the meaning ascribed thereto in Section 7.5(d).


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            1.24 "DOL" shall mean the U.S. Department of Labor.

            1.25 "Environment" shall have the meaning ascribed thereto in
Section 5.15.

            1.26 "Environmental Laws" shall have the meaning ascribed thereto in
Section 5.15.

            1.27 "Environmental Liabilities" shall have the meaning ascribed thereto in Section 5.15.

            1.28 "Employee Benefit Plan" shall mean any "employee benefit plan", within the meaning of Section 3(3) of ERISA, and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, commission, payroll practices, retention, change in control or other plan, agreement, policy, trust fund or arrangement (whether written or unwritten, funded or unfunded, insured or self-insured).

            1.29 "Environmental Permits" shall have the meaning ascribed thereto in Section 5.15.

            1.30 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            1.31 "ERISA Affiliate" shall mean any entity that would be deemed a "single employer" with any Harvard Party under Section 414(b), (c), (m) or (o) of the Code.

            1.32 "Escrow Agent" shall mean Norwest Bank Minnesota, N.A.

            1.33 "Escrow Agreement" shall mean the escrow agreement to be entered into at the Closing among the Buyer, the Harvard Parties and the Escrow Agent.

            1.34 "Escrow Deductions" shall have the meaning set forth in Section 7.4(a).

            1.35 "Estimated Adjusted Book Value" shall have the meaning ascribed thereto in Section 3.3.

            1.36 "Estoppels" shall have the meaning ascribed thereto in Section 9.12.

            1.37 "Excluded Assets" shall have the meaning ascribed thereto in
Section 2.2.


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            1.38 "Excluded Liabilities" shall have the meaning ascribed thereto in Section 2.3.

            1.39 "Final Purchase Price" shall have the meaning ascribed thereto in Section 3.3.

            1.40 "Financial Statements" shall mean (a) the consolidated balance sheet of Harvard as at September 30, 1998 and 1997, together with the related statements of operations, stockholders' equity and cash flows for the years then ended, each as audited by Harvard's independent certified public accountants and
(b) the March 28 Financial Statements.

            1.41 "Fixed Assets" shall have the meaning ascribed thereto in
Section 2.1.1.

            1.42 "Former Real Property" shall have the meaning ascribed thereto in Section 5.15.

            1.43 "Fund" shall mean the Fund defined in Section 3.1.

            1.44 "GAAP" shall mean generally accepted accounting principles applied in the United States.

            1.45 "Guarantor" shall have the meaning ascribed thereto in Section 10.11.

            1.46 "Guaranty" shall have the meaning ascribed thereto in Section 10.11.

            1.47 "Harvard" shall have the meaning ascribed thereto in the preamble to this agreement.

            1.48 "Harvard Parties" shall have the meaning ascribed thereto in the preamble to this agreement

            1.49 "Hazardous Substances" shall have the meaning ascribed thereto in Section 5.15.

            1.50 "HSR Act" shall have the meaning ascribed thereto in Section
7.3.

            1.51 "Indemnitee" shall have the meaning ascribed thereto in Section 13(a).

            1.52 "Indemnitor" shall have the meaning ascribed thereto in Section 13(a).

            1.53 "Indemnity Escrow Fund" shall have the meaning ascribed thereto in Section 3.1.


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            1.54 "Intellectual Property" shall mean all patents, trademarks, service marks, tradenames and copyrights of the Harvard Parties which are primarily used in the Business.

            1.55 "Inventories" shall have the meaning ascribed thereto in
Section 2.1.1.

            1.56 "IRS" shall mean the U.S. Internal Revenue Service.

            1.57 "Knowledge" or "knowledge" shall mean, with respect to any representation made by the Harvard Parties, the knowledge of those persons set forth on Schedule 1.57.

            1.58 "Lease Assignment and Assumption Agreement" shall have the meaning ascribed thereto in Section 11.1(c).

            1.59 "Liens" shall have the meaning ascribed thereto in Section
2.1.1.

            1.60 "Losses" shall have the meaning ascribed thereto in Section
12.1.

            1.61 "March 28 Adjusted Book Value" shall have the meaning ascribed thereto in Section 3.3.

            1.62 "March 28 Financial Statements" shall mean the unaudited balance sheet of the Seller as of March 28, 1999, together with the unaudited related statement of operations for the period then ended.

            1.63 "Material Contracts" shall have the meaning ascribed thereto in
Section 5.11.

            1.64 "Newmarket Landfill Reserve Amount Claim" shall mean the contingent obligation of the Seller to the Town of Newmarket, New Hampshire in respect of environmental cleanup liability relating to the Newmarket Landfill.

            1.65 "Ordinary Contracts" shall have the meaning ascribed thereto in
Section 2.1.1.(g).

            1.66 "Outstanding Checks" shall have the meaning ascribed thereto in
Section 7.8.

            1.67 "Participant" shall have the meaning ascribed thereto in
Section 7.5.

            1.68 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            1.69 "Permits" shall have the meaning ascribed thereto in Section 2.1.1.


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            1.70 "Permitted Liens" means, with respect to any Seller Property:
(a) any defects in, exceptions to, or conditions, Liens, or other matters relating to title as listed on Schedule 1.70 hereto, only to the extent the same affect such Seller Property; (b) any defects in, exceptions to, or conditions, Liens or other matters relating to title to such Seller Property (other than those described in clause (a) of this definition) as are set forth in Schedule 9.11; (c) Liens for taxes and assessments or charges of governmental entities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which, in either case, appropriate reserves in accordance with the Referenced Footnotes, have been established on the books and records of the Seller; (d) all the Seller Leases and Tenant Leases; (e) mechanic's liens incurred in the ordinary course of the business; and (f) easements, reservations, rights of way and similar encumbrances affecting Seller Property which do not materially interfere with the ordinary use of the Seller Property or materially detract from the value thereof.

            1.71 "Plan" shall have the meaning ascribed thereto in Section 5.29.

            1.72 "Present Real Property" shall have the meaning ascribed thereto in Section 5.15.

            1.73 "Proprietary Assets" shall mean, with respect to the Business, all Intellectual Property, pending patent applications, unpatented inventions, and registrations and pending applications therefor, and all trade secrets, computer programs and software used in manufacturing processes, research and development, know-how, customer lists, manufacturing, engineering and other drawings and blueprints, technology, technical information, engineering data, design and engineering specifications, inventions and other proprietary processes and information of any kind owned by the Seller or in which the Seller has a proprietary or ownership or usage right, but only to the extent of such proprietary or ownership or usage right, or which are primarily used in the Business.

            1.74 "Purchase Price Allocation" shall have the meaning ascribed thereto in Section 3.2.

            1.75 "Purchase Price Escrow Fund" shall have the meaning ascribed thereto in Section 3.1.

            1.76 "Receivables" shall have the meaning ascribed thereto in
Section 2.1.1.

            1.77 "Referenced Footnotes" shall mean the unaudited footnotes relating to the Seller's financial statements attached hereto as Schedule 1.77.

            1.78 "Returns" shall mean all returns, reports, estimates, information returns and statements (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes.


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            1.79 "Section 12.1 Obligations" shall mean any and all Losses or financial obligations incurred by the Buyer and not promptly satisfied by the Harvard Parties pursuant to Section 12.1 of this agreement.

            1.80 "Seller Leases" shall have the meaning ascribed thereto in
Section 5.8(c).

            1.81 "Seller Plan" shall mean any Employee Benefit Plan maintained, sponsored or contributed to by any Harvard Party or any ERISA Affiliate on behalf of any employee, consultant, director or stockholder of the Seller (whether current, former or retired) or their beneficiaries or on behalf of any employee, consultant, director or stockholder performing services relating to the Business or with respect to which any Harvard Party or any ERISA Affiliate has or has had any obligation on behalf of any such employee or beneficiary.

            1.82 "Seller Property" shall mean all real property (including, without limitation, all land and all improvements thereon) owned or leased by the Harvard Parties and primarily used in the Business.

            1.83 "Supplies" shall mean all tools categorized as small hand tools and packaging and office supplies owned by the Harvard Parties, whether or not expensed, and primarily used or intended for use in the Business.

            1.84 "Tax Authority" shall mean any federal, national, foreign, state, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.

            1.85 "Taxes" shall mean all taxes, including, but not limited to, income (whether net or gross), excise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers' compensation, social security, occupation, use, value added, capital, gross receipts, franchise, license, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, profits, withholding, disability, registration, customs duties, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Tax Authority, including any related charges, fees, interest, penalties, additions to tax or other assessments.

            1.86 "Tenant Leases" shall have the meaning ascribed thereto in
Section 5.8(c).

            1.87 "Termination Agreement" shall have the meaning ascribed thereto in Section 9.13.

            1.88 "Transaction Documents" shall have the meaning ascribed thereto in Section 5.2.


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            1.89 "Transferred Assets" shall have the meaning ascribed thereto in
Section 7.5.

            1.90 "Transferred Employee" shall have the meaning ascribed thereto in Section 7.5.

            1.91 "Transition Agreement" shall have the meaning ascribed thereto in Section 9.14.

            1.92 "Year 2000 Issue" shall have the meaning ascribed thereto in
Section 5.24.

      20 Purchase and Sale of the Business.

            2.1 Purchase of the Business. Upon the terms and subject to the conditions of this agreement, and upon the basis of the agreements, representations and warranties contained in, and the schedules and exhibits to, this agreement:

                  2.1.1 The Acquired Assets. At the closing of the purchase and sale of the Business and the other transactions contemplated by this agreement (the "Closing") and as of the Closing Date, the Seller and Harvard, as appropriate, shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller and Harvard, as appropriate, all right, title and interest of the Seller and Harvard, as appropriate, in and to all of the assets used, or held for use in the operation of the Business other than the Excluded Assets (the "Acquired Assets"), free and clear of all liens, mortgages, security interests, charges, encumbrances, options, rights of first refusal, security interests, easements, reservations, encroachments, covenants, restrictions and other defects in title, leases, subleases, obligations or claims or other third party rights of any kind ("Liens"), other than Permitted Liens. Without limiting the generality of the foregoing, the Acquired Assets shall be comprised of all of the following:

                        (a) all accounts receivable, notes and other rights to receive payments from customers, including all accrued accounts receivable representing amounts payable in respect of products and services sold or otherwise provided to customers that have not been invoiced or billed as at the Closing Date, the proceeds of accounts receivable including uncashed checks in payment thereof received by the Seller prior to the Closing Date (excluding receivables from Hutchinson S.A., a French corporation, and its Affiliates relating to the joint venture (the "JV") created pursuant to that certain Limited Liability Agreement between the Seller and Hutchinson S.A., dated November 27, 1995, subject to confirmation that the accounts receivable of Seller as of the Closing Date do not also include any accruals in respect of such receivables) ("Receivables");

                        (b) all inventories of raw materials, work-in-progress, finished goods, tooling, molds, purchased parts, operating supplies and materials, factory and


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maintenance supplies and related inventory items relating to or used in connection with the Business as of the Closing Date ("Inventories");

                        (c) all (i) Capital Assets, machinery, equipment, automobiles and other vehicles, files, systems, furniture, fixtures, office equipment and leasehold improvements, including, without limitation, information technology and computer assistance design equipment ("Fixed Assets"), used by the Seller or used by Harvard principally in the Business and (ii) Fixed Assets that have been ordered for the Business prior to the Closing Date, whether or not received as at the Closing Date (which Fixed Assets ordered for the Business prior to the date hereof and which have not been received as of the date hereof with a value exceeding $50,000 are specifically identified on Schedule 2.1.1(c));

                        (d) all Proprietary Assets to the extent assignable and all Seller Property;

                        (e) all books, records, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence and memoranda (including all personnel records of all employees of the Seller who are offered and accept employment with the Buyer), whether or not confidential, which are owned by the Seller or primarily used in the Business;

                        (f) the Supplies;

                        (g) all rights and benefits of the Seller and Harvard, as appropriate, under (i) all the Material Contracts and (ii) all other leases, agreements, arrangements, contracts, commitments or understandings, written or oral, whether legally binding or otherwise that have been entered into by the Seller or by Harvard for the benefit of the Seller in the normal and ordinary course of the Business prior to the Closing Date (collectively, "Ordinary Contracts"), provided that (i) any such Material Contract is consistent with the representations and warranties of the Harvard Parties contained herein with respect to the Material Contracts and (ii) the other party to any such Material Contract has not previously prepaid or otherwise furnished the Seller the consideration to be paid by such person in accordance with the terms of such Material Contract;

                        (h) any and all (i) rights to make claims and to receive insurance payments or recoveries under insurance policies of the Harvard Parties, but only to the extent that such claims and insurance payments or recoveries relate to Assumed Liabilities and (ii) claims made by the Harvard Parties under any insurance policy with respect to any Assumed Liability and any related refunds or proceeds and all rights relating thereto;

                        (i) to the extent assignable pursuant to the terms thereof, any and all governmental licenses, permits, including Environmental Permits, or authorizations (collectively, "Permits") issued in connection with the operation of the Business;

                        (j) all rights, benefits and claims, including rights of indemnification, warranty, monetary relief and/or replacement of Inventories, products or


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supplies (including, without limitation, the Supplies), which may be asserted against any vendor, manufacturer or supplier of any of the Acquired Assets; and

                        (k) all other rights and assets, tangible or intangible, of the Harvard Parties exclusively used by the Harvard Parties in connection with the Business;

provided, however, that the Acquired Assets shall not, in any event, include any of the Excluded Assets.

                  2.1.2 The Assumed Liabilities. At the Closing and as of the Closing Date, the Seller shall assign, and the Buyer shall assume and agree, to perform, pay or discharge only those liabilities and obligations of the Seller of the type which are (i) included in the computation of Adjusted Book Value as of the Closing Date or (ii) set forth on Schedule 2.1.2 (the "Assumed Liabilities"), provided, however that the Assumed Liabilities shall not, in any event, include any of the Excluded Liabilities.

            2.2 Excluded Assets. On the Closing Date, the Seller shall retain all right, title and interest in and to, and the Buyer shall not purchase or acquire, any of the following assets and properties of the Seller (the "Excluded Assets"):

                  (a) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account, or other records having to do with the corporate organization of the Seller; provided, however, that the Seller shall retain the same for a period of not less than seven (7) years after the Closing Date and provide reasonable access thereto to the Buyer and its representatives for any purpose reasonably related to the Business.

                  (b) the rights which accrue or will accrue to the Seller under this agreement;

                  (c) all cash on hand, cash and cash equivalent items held by or on behalf of the Seller, including, without limitation, checking accounts, marketable securities, bank accounts and other cash items and claims for tax refunds in respect of any periods ending on or prior to the Closing Date;

                  (d) any or all actions, claims, causes of action, rights of recovery and rights of set off of any kind arising before, on, or after the Closing Date relating to the Excluded Assets set forth above;

                  (e) all right, title and interest of the Harvard Parties relating to real property located in Lebanon, New Jersey and Farmington Hills, Michigan, and any other real property owned by the Harvard Parties which is used by the Harvard Parties exclusively for purposes other than in connection with the Business; and

                  (f) AS400 hardware and affiliated software and JBA System 21 software.


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            2.3 Excluded Liabilities. Except for the Assumed Liabilities set
forth on Schedule 2.1.2, neither the Buyer nor any affiliate of the Buyer shall assume or be liable for any liabilities and obligations of the Harvard Parties or any of their respective subsidiaries, affiliates or associates. Without limiting the generality of the foregoing, neither the Buyer nor any of the Buyer's affiliates shall assume, or become in any way liable for any of the following (collectively, the "Excluded Liabilities"), all of which Excluded Liabilities shall remain the sole and exclusive responsibility of the Harvard Parties and remain under the Harvard Parties' exclusive direction and control:

                  (a) except as set forth in Section 8.7, any liabilities of the Harvard Parties for Taxes, including, without limitation, Tax liabilities resulting from the sale of assets by the Harvard Parties to the Buyer;

                  (b) any salaries, wages, payroll taxes, severance or termination pay, benefits, bonuses, vacation pay and compensation of any type owed to employees of the Harvard Parties but only to the extent that the foregoing are not included in the Assumed Liabilities;

                  (c) any liability, cost, expense or contingency for any violation of, or non-compliance with, any other federal, state or local law, statute, ordinance or regulation, including, without limitation, any anti-trust or related statutes or regulations, whether or not arising out of the operation of the Business, which has been asserted, or shall be asserted against any party to this agreement, the Acquired Assets, the Excluded Assets or the Business prior to or following the Closing but only to the extent and for such period of time that the acts of omission or commission giving rise to such violation or non-compliance shall have occurred on or prior to the Closing Date;

                  (d) any claims, liabilities or contingencies, product liability, other tort claims or related contingencies, whether founded upon negligence, breach of warranty, strict liability in tort, and/or other similar legal theory, seeking compensation or recovery for injury to persons or damage to property, but only to the extent that the acts of omission or commission giving rise to such claims, contingencies or liabilities occurred in connection with: (i) the operation of the Business prior to the Closing Date by the Harvard Parties, (ii) any products or services sold and delivered or rendered by the Harvard Parties, or (iii) any other transactions, acts or omissions by the Harvard Parties or any of their respective agents, irrespective of when the accident, injury or death giving rise to any such actual or alleged liability or tort occurs or a claim relating thereto is thereafter asserted;

                  (e) any claims, liabilities, or contingencies arising out of any litigation, unfair labor practices, equal opportunity employment claims and related labor claims, federal, state or local governmental investigations or administrative proceedings currently pending against the Harvard Parties, including, without limitation, those pending claims, liabilities and contingencies which are disclosed on Schedule 5.10 to this agreement;

                  (f) any Environmental Liabilities relating to any Acquired Assets or the Business whether or not arising out of the operation of the Business or the ownership, lease,


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use or operation of any real property, which have been asserted, or may be asserted against any party to this agreement, the Acquired Assets, the Excluded Assets or the Business prior to or following the Closing (including, without limitation, any investigation, remedial or monitoring costs), but only to the extent that the acts of omission or commission or physical conditions giving rise to such shall have occurred or the physical conditions shall have existed on or prior to the Closing Date, including, without limitation, all Environmental Liabilities relating to the following: (1) the Newmarket Landfill located in Newmarket, New Hampshire; (2) the Old Southington Landfill Site located in Old Southington, Connecticut; (3) the Solvents Recovery Service of New England Superfund Site located in Southington, Connecticut; (4) the Resolve, Inc. Superfund Site located in Dartmouth, Massachusetts; (5) the Keefe Environmental Services Superfund Site located in Epping, New Hampshire; (6) the Kingston Steel Drum Site located in Kingston, New Hampshire; and (7) the Cannon Engineering Superfund Sites located in Bridgeport and Plymouth, Massachusetts and Londonderry and Nashua, New Hampshire;

                  (g) any Environmental Liabilities relating to or arising out of any Excluded Asset, whether or not arising out of the operation of the Business or the ownership, lease, use or operation of any real property, which have been asserted or may be asserted against any party to this agreement, the Acquired Assets, the Excluded Assets or the Business;

                  (h) any liability or obligation of any Harvard Party or any ERISA Affiliate with respect to any Employee Benefit Plan (other than any liability or obligation specifically assumed by Buyer pursuant to Section 7.5 hereof) established, maintained, sponsored or contributed to by any Harvard Party or any ERISA Affiliate, including, but not limited to (i) liabilities for complete and partial withdrawals under any "multiemployer plan" (as defined in Section 3(37) of ERISA) pursuant to Section 4203 or 4205 of ERISA, respectively;
(ii) liabilities to the PBGC (including, without limitation, liabilities for premiums and terminations); (iii) liabilities under Section 4980B of the Code or
Part 6 of Subtitle B of Title I of ERISA; (iv) liabilities arising under Section 412 of the Code or Section 302(a)(2) of ERISA; and (v) liabilities for any retiree medical benefits (other than any liability or obligation specifically assumed by Buyer pursuant to Section 7.5 hereof);

                  (i) any liability or obligation of any kind, whether accrued, absolute, contingent or otherwise of the Harvard Parties or any of their respective affiliates, subsidiaries or associates in respect of any indebtedness (including, without limitation, any of the indebtedness which is secured by the Liens referred to on Schedule 5.8(a)), undertakings or commitments to any lender or creditor (including, without limitation, any inter-company or related party indebtedness, obligation, undertaking or commitment) but only to the extent that the foregoing are not included in the Assumed Liabilities; and

                  (j) all of the Harvard Parties' obligations and liabilities under this agreement.


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      30 Purchase Price.

            3.1 The Purchase Price. In full consideration for its purchase of the Acquired Assets and the assumption of the Assumed Liabilities, the Buyer shall pay to the Seller the sum of $115,000,000.00 (one hundred fifteen million dollars) (the "Base Purchase Price"), subject to adjustment as provided in
Section 3.3, as follows;

                  (a) at the Closing, the Buyer shall pay to the Seller by wire transfer of immediately available funds to an account designated by the Seller by notice given to the Buyer at least three business days before the Closing an aggregate of $108,800,000.00 (one hundred eight million eight hundred thousand dollars);

                  (b) subject to the terms and conditions of the Escrow Agreement, the Buyer shall deliver to the Escrow Agent an aggregate of $6,200,000.00 (six million two hundred thousand dollars), of which $2,500,000.00 (two million five hundred thousand dollars) shall be used to secure the obligations, if any, of the Harvard Parties in respect of any adjustment to the Base Purchase Price pursuant to Section 3.3 (the "Purchase Price Escrow Fund") and $3,700,000.00 (three million seven hundred thousand dollars) of which shall be used to secure the obligations of the Harvard Parties in respect of Section
12.1 Obligations (the "Indemnity Escrow Fund and, together with the Purchase Price Escrow Fund, the "Fund"); and

                  (c) notwithstanding anything herein to the contrary, if on or prior to the Closing Date the Harvard Parties shall deliver to the Buyer an insurance policy from a nationally recognized insurance carrier which policy is issued in favor of Buyer and insures the Buyer against any liability in respect of the Newmarket Reserve Amount Claim until at least September 29, 2000 and which policy and insurance carrier is reasonably satisfactory in all respects to the Buyer (including, without limitation, provisions with respect to deductibles, exclusions and limitations on the insurer's obligations), then the Buyer shall increase the amount payable to the Seller pursuant to Section 3.1(a) above and the Purchase Price Escrow Fund shall be reduced, in each case, by $654,310.00 less the applicable deductible and each related reference in this agreement shall be deemed amended to reflect the foregoing.

            3.2 Allocation of Consideration. Schedule 3.2 sets forth the fair market value of the Acquired Assets other than Receivables and Inventory that have been agreed to by the parties (the "Purchase Price Allocation"). Upon the Estimated Adjusted Book Value becoming final and binding pursuant to Section 3.3, the Purchase Price Allocation shall include the value of the Receivables and Inventory included in the Adjusted Book Value as finally determined in accordance with Section 3.3. The Buyer and the Seller shall use the agreed upon Purchase Price Allocation for all income tax purposes and agree to file all required Returns (including, without limitation, Returns required under section 1060 of the Code) consistent with such Purchase Price Allocation.

            3.3 Adjustment Procedure.

                  (a) The Seller shall prepare its computation of Adjusted Book Value as of the Closing Date (the "Estimated Adjusted Book Value"). The Estimated Adjusted Book Value shall be calculated based upon the results of a physical inventory to be conducted on or about the Closing Date and otherwise in accordance with the procedures set forth on Schedule 3.3(a) (the "Agreed Upon Procedures"). The Seller will deliver its computation of the Estimated Adjusted Book Value, together with all supporting documents relating thereto, to Buyer within forty-five (45) days after the Closing Date. The Seller shall grant to Buyer and Arthur Andersen LLP, certified public accountants ("Buyer's Accountants"), full access to its books, records and management for the purpose of verifying its computation of the Estimated Adjusted Book Value and the Seller shall permit Buyer's Accountants to observe the physical inventory to be conducted in connection with the Seller's computation of Estimated Adjusted Book Value. If within forty-five (45) days following delivery of its computation of the Estimated Adjusted Book Value, Buyer has not given the Seller written notice of Buyer's objection to the Seller's computation of the Estimated Adjusted Book Value, then the Estimated Adjusted Book Value will be final and binding on the Buyer and the Seller. If Buyer gives such notice of objection, Buyer and the Seller shall negotiate in good faith to resolve any such disputes within fifteen
(15) days following the delivery of such objection by Buyer. If Buyer and the Seller are unable to resolve such disputes, then the issues in dispute will immediately be submitted to Ernst & Young LLP, certified public accountants (the "Accountants"), for resolution within thirty (30) days after such submission. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its stockholders (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination of the Adjusted Book Value as of the Closing Date and to discuss the determination of the Adjusted Book Value as of the Closing Date with the Accountants; (ii) the determination of the final Adjusted Book Value as of the Closing Date by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be final and binding on the Buyer and the Seller; and (iii) the Harvard Parties and the Buyer shall each bear 50% of the fees of the Accountants for such determination. The Harvard Parties, on the one hand, and the Buyer, on the other hand, hereby covenant and agree that to the extent that either such party shall determine that any amount of the Adjusted Book Value as of the Closing Date is not in dispute and therefore either such party shall owe the other such undisputed amount (the "Undisputed Amount"), each party hereto covenants and agrees to promptly pay (and/or cause the Escrow Agent to release funds held in the Purchase Price Escrow Fund) any such Undisputed Amount to the party entitled thereto.

                  (b) In accordance with the procedures set forth in Section 3.3(c), the Base Purchase Price shall be increased or decreased as follows: if the Adjusted Book Value as of the Closing Date is less than $48,839,000 ("March 28 Adjusted Book Value"), the Base Purchase Price shall be decreased, dollar for dollar, by the amount by which the Adjusted Book Value as of the Closing Date is less than the March 28 Adjusted Book Value. If the Adjusted Book Value as of the Closing Date is greater than the March 28 Adjusted Book

Value, the Base Purchase Price shall be increased, dollar for dollar, by the amount by which the Adjusted Book Value as of the Closing Date exceeds the March 28 Adjusted Book Value.

                  (c) The Base Purchase Price, as ultimately increased or decreased, after giving effect to Section 3.3(b) shall be referred to herein as the "Final Purchase Price." If the Final Purchase Price is greater than the Base Purchase Price, Buyer shall, within ten (10) business days after the final determination of the Adjusted Book Value as of the Closing Date in accordance with Section 3.3(a), pay the Seller (after giving effect to any Undisputed Amount previously paid by the Buyer) by wire transfer or delivery of other immediately available funds the amount by which the Final Purchase Price exceeds the Base Purchase Price and simultaneously therewith cause the Escrow Agent to pay the entire amount of the Purchase Price Escrow Fund to the Seller. If the Final Purchase Price is less than the Base Purchase Price, the Harvard Parties shall (after giving effect to any Undisputed Amount previously paid by the Harvard Parties to the Buyer), within ten (10) business days after the final determination of the Adjusted Book Value as of the Closing Date in accordance with Section 3.3(a), (i) cause the Escrow Agent to pay to the Buyer from the Purchase Price Escrow Fund the amount by which the Base Purchase Price exceeds the Final Purchase Price (such amount is hereinafter referred to as the "Shortfall Adjusted Book Value Amount") and the balance, if any, of the Purchase Price Escrow Fund shall be paid to the Seller and (ii) if the Shortfall Adjusted Book Value Amount exceeds the entire amount of the Purchase Price Escrow Fund (such amount is hereinafter referred to as the "Purchase Price Escrow Fund Deficit Amount") pay to Buyer the Purchase Price Escrow Fund Deficit Amount by wire transfer or delivery of other immediately available funds.

      40 Closing.

            The Closing shall be held at the New York City offices of Proskauer Rose LLP on a date agreed upon by the parties (the "Closing Date"), but in no event later than September 30, 1999; provided, however, that if the Harvard Parties shall have failed to (i) satisfy the conditions set forth in Sections
9.5 or 9.12 or (ii) deliver to Buyer the schedules required by this agreement in a form mutually acceptable to the Harvard Parties and the Buyer by September 23, 1999, then the Buyer shall have the right to extend the Closing Date to October 29, 1999. At the Closing, the parties shall execute and deliver the documents referred to in Section 11. The parties hereto agree that the Closing shall be deemed effective at 11:59 P.M. on the Closing Date.

      50 Representations and Warranties of the Harvard Parties.

            The Harvard Parties, jointly and severally, hereby represent and warrant to the Buyer as follows (all of the representations and warranties of the Harvard Parties in this Section 5 shall be deemed to have been made (i) as of the date of this agreement or (ii) in the event a specific date is expressly provided for in any representation and warranty, as of such date):

            5.1 Organization, Good Standing and Qualification. Each of the Seller and Harvard is a corporation duly organized, validly existing and in good standing under the laws of New Hampshire and Delaware, respectively, and has the full power and authority to own, lease and operate its properties as it now does and to carry on the Business as it is now conducted. The Seller is duly qualified and in good standing in all jurisdictions in which the conduct of the Business requires qualification and the failure of which could reasonably be expected to have a material adverse effect on the Business. The copies of the Seller's certificate of incorporation and by-laws that have been delivered to the Buyer are true, complete and correct as of the date of this agreement.

            5.2 Authority; Consents and No Conflicts.

                  (a) Each of the Harvard Parties has the full legal right, power and authority to enter into and to perform each Transaction Document to which it is a party. This agreement, the Escrow Agreement and all other documents, certificates, instruments and writings relating to this agreement (collectively, the "Transaction Documents") to be executed by the Harvard Parties are (or when executed and delivered will be) legal, valid and binding obligations of the Seller or Harvard, as the case may be, enforceable against the Seller or Harvard, as the case may be, in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The boards of directors of the Harvard Parties and the shareholders of the Seller have unanimously approved this agreement and the transactions contemplated by this agreement and have duly authorized the execution and delivery of this agreement. The approval of this agreement and the transactions contemplated hereby by the shareholders of Harvard is not required.

                  (b) Except as set forth on Schedule 5.2(b), no consent, approval, authorization or waiver is required from any governmental authority or any other third party, in connection with the execution, delivery and performance of any of the Transaction Documents by the Seller or Harvard, as the case may be, and such execution, delivery and performance will not (i) conflict with or result in a breach of the certificate of incorporation or by-laws of the Seller or Harvard, as the case may be, (ii) violate, result in a breach of or conflict with, or require any notice, filing or consent under, any statute, rule, regulation or other provision of law or regulation or any order, judgment, or other direction of a court or other tribunal or any other governmental requirement, permit, registration, license or authorization applicable to the Seller, Harvard or the Business, as the case may be, when such violation could reasonably be expected to have a material adverse effect on the Business, (iii) violate, conflict with, result in a breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, instrument or writing of any nature to which the Seller or Harvard, as the case may be, is a party or by which it is bound or to which any of its assets is subject (including, without limitation, the Material Contracts) or (iv) result in the creation of a Lien on any of the Acquired Assets.

            5.3 Ownership of Seller; Subsidiaries. Harvard is the sole record and beneficial owner of all of the shares of capital stock of the Seller, free and clear of any Liens (other than as set forth on Schedule 5.3). Except as set forth on Schedule 5.3, there is not outstanding any security, option, warrant, right, agreement, understanding or commitment of any kind entitling any person to acquire any shares of capital stock of the Seller. There are no agreements, commitments or restrictions relating to ownership or voting of any shares of stock or other securities of the Seller, other than those agreements listed on Schedule 5.3. Except as set forth on Schedule 5.3, the Seller has no subsidiaries and has no equity interest in any corporation, partnership, joint venture or other entity. Except as set forth on Schedule 5.3, Harvard has conducted the Business only through the Seller.

            5.4 Financial Statements. Schedule 5.4 contains a true and complete copy of the Financial Statements. All the Financial Statements insofar as they relate to the Seller in all material respects conform to the books and records of the Seller as prepared in the ordinary course of business, were prepared in accordance with the Referenced Footnotes consistently applied and present fairly the financial position and the results of operations of the Seller as of the dates and for the periods indicated. Except as disclosed in the Financial Statements, since the respective dates of the Financial Statements, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Harvard Parties.

            5.5 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved for in the March 28 Financial Statements as of the date of this agreement, the Seller does not have any material liability or obligation of any kind, whether accrued, absolute, contingent or otherwise (and neither the Business nor the Acquired Assets are subject to any liability or obligation of any kind, whether accrued, absolute, contingent or otherwise), other than liabilities and obligations referred to on Schedule 5.5.

            5.6 Absence of Certain Changes. Since March 28, 1999, the Seller has operated the Business in the ordinary course and consistent with past practice and there has been no material adverse change in the business, properties, assets, liabilities, commitments, earnings, financial condition or prospects of the Seller or the Business.

            5.7 Tax Matters.

                  (a) The Seller is a member of the consolidated group for federal income tax purposes of which Harvard is the parent and the Seller has been a member of such group since 1986. Schedule 5.7(a) lists all jurisdictions in which the Seller has filed income tax returns and whether such returns have been filed on a separate or combined, consolidated or unitary basis, and if on such basis, the other corporations which are included in such returns. Except as set forth on Schedule 5.7(a) and except for jurisdictions in which the failure to file would not have a material adverse effect on the Seller or the Business, Seller has filed returns in all jurisdictions in which Seller is required to file a tax return.

                  (b) All Returns with respect to any Tax required to be filed prior to the date hereof by, or with respect to, the Seller have been filed. All such Returns were true, accurate and complete in all material respects. The Seller has paid all Taxes due and payable on such Returns. The Seller has provided to Buyer copies, for the last three taxable years, of all income or franchise Tax Returns filed by, with respect to, or including the Seller.

                  (c) No audit, other administrative proceeding or judicial proceeding regarding Taxes is currently being conducted with respect to the Seller; no issues that had been raised by a Tax Authority are pending, and the Seller has not received notification from any Tax Authority that it intends to commence an action with respect to any Return of the Seller.

                  (d) There are no agreements for the extension of the time for assessment of any Taxes relating to the Seller. There are no Liens for any Tax on the assets of the Seller with the exception of any real estate or similar Tax which may be a Lien, but not yet due and payable.

                  (e) No claim has been made by any Tax Authority in a jurisdiction where the Seller does not file Returns that the Seller is or may be subject to taxation by that jurisdiction.

                  (f) None of the assets of the Seller constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of such assets is subject to a lease, safe-harbor lease, or other arrangement as a result of which the Seller is not treated as the owner for federal income tax purposes.

                  (g) The Seller has not made, nor will it become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

                  (h) Except as set forth on Schedule 5.7(h), the Seller has not undergone a change in accounting method that currently requires, or will require, an adjustment to taxable income under Section 481 or any other provisions of the Code that relate to the Business, the Acquired Assets or the Assumed Liabilities.

            5.8 Real and Personal Property; Absence of Encumbrances.

                  (a) The Seller has good and insurable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Acquired Assets free and clear of any and all Liens, other than Permitted Liens and except as set forth on Schedule 5.8(a). The Acquired Assets, together with the assets under the Transition Agreement, constitute all of the assets, tangible and intangible, used by the Seller or Harvard, as the case may be, to conduct the Business as it is presently conducted.

                  (b) The Fixed Assets being sold, transferred, conveyed and delivered to Buyer pursuant to this agreement include (i) all of the Fixed Assets which are used in the Business as it is presently conducted, (ii) all of the Fixed Assets reflected on the March 28, 1999 balance sheet of Seller, as adjusted to reflect (A) purchases by the Seller of additional Fixed Assets in the ordinary course of business subsequent to March 28, 1999 and (B) dispositions by the Seller of Fixed Assets in the ordinary course of business subsequent to March 28, 1999, and (iii) all of the Fixed Assets which will be included in the computation of Adjusted Book Value as of the Closing Date in accordance with Section 3.3. All the Fixed Assets in the aggregate used in the Business as presently conducted by the Harvard Parties are in reasonably good operating condition and in reasonably good condition of maintenance and repair, normal wear and tear excepted.

                  (c) Schedule 5.8(c) lists all the Seller Property and all interests therein. The Seller or Harvard, as the case may be and as indicated on
Schedule 5.8(c), is the sole legal and beneficial owner of good and insurable fee simple absolute title to the Seller Property listed on Schedule 5.8(c) that is identified as being owned by such party, subject only to Permitted Liens. The Seller or Harvard, as the case may be and as indicated on Schedule 5.8(c), has a valid and subsisting leasehold interest in the Seller Property listed on
Schedule 5.8(c) that is identified as being leased by such party, subject only to Permitted Liens, and true, correct and complete copies of each lease (and all amendments, supplements, extensions and other modifications thereto) granting such leasehold interests have been furnished to Buyer (the "Seller Leases"). Neither the Seller nor Harvard has leased, licensed or entered into any other occupancy agreement (written or oral) with respect to its interests in the Seller Property, except as set forth on Schedule 5.8(c) ("Tenant Leases"), and true, correct and complete copies of all Tenant Leases have been delivered to Buyer. Except for and as disclosed by the Permitted Liens, the Seller Leases and the Tenant Leases, and except as otherwise disclosed on Schedule 5.11, neither the Seller nor Harvard have entered into any outstanding contracts (except with Buyer) for the sale, mortgage, pledge, hypothecation, encumbrance, assignment, sublease, lease or other transfer of all or any part of any of any Seller Property or any of the Seller's or Harvard's rights therein (including, without limitation, any development rights), and no Person (other than the Seller and Harvard) has any possessory interest (whether by pursuant to lease, sublease, rental, license, concession or other agreement written or oral now or hereafter in effect) or any right or option to acquire or develop, right of first refusal, right of first offer or purchase option with respect to, the Seller Property, any part thereof or any interest therein. The Harvard Parties have not been notified that any Seller Lease or Tenant Lease is not in full force and effect. Neither the Seller nor Harvard, as the case may be, is, and to the knowledge of the Harvard Parties, no other party under the Seller Leases or the Tenant Leases is, in material default thereunder, and no event has occurred that, with the giving or notice or the passage of time, or both, would constitute a material default by the Seller or Harvard or, to the knowledge of the Harvard Parties, by any other party under any Seller Lease or Tenant Lease. Neither the Seller nor Harvard has received any notice terminating any Seller Lease or Tenant Lease prior to the scheduled termination or expiration date thereof. To the knowledge of the Harvard Parties, the Seller Property, and the use, operation and maintenance thereof by the Harvard Parties in the Business as presently conducted, comply (i) in all material respects with the terms and provisions of all of the material covenants, conditions, restrictions, rights-of-way and easements constituting one or more Permitted Liens and the terms and provisions of the Seller Leases and (ii) in all material respects with all applicable legal requirements including those relating to the environment, health and safety, land use and zoning. All the Seller Property in the aggregate is in reasonably good condition for the continued operation of the Business as presently conducted by the Seller.

            5.9 Intellectual Property and Proprietary Assets.

                  (a) Schedule 5.9 sets forth a list and brief description of all Intellectual Property that is presently being used in the Business, all applications for registration and registrations for Intellectual Property, and all licenses, contracts, rights and arrangements with respect to Intellectual Property. Except as set forth in Schedule 5.9, no rights or licenses have been granted with respect to any Intellectual Property, and, except as set forth in
Schedule 5.9, none of the Intellectual Property is materially necessary to conduct the Business as now conducted by the Harvard Parties.

                  (b) Except as set forth in Schedule 5.9, to the knowledge of the Harvard Parties the Seller owns or possesses the right to use all Proprietary Assets used in the conduct of the Business as now conducted, without any conflict with or infringement of the rights of others. Except as set forth in Schedule 5.9, the Seller has not received notice of any claimed conflict with respect to any of the foregoing.

                  (c) Neither the Seller nor Harvard has knowledge of any default or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance under any licenses, contracts, agreements or arrangements referred to in
Schedule 5.9.

            5.10 Litigation. Except as set forth on Schedule 5.10, there is no claim, litigation, proceeding or governmental investigation pending or, to the knowledge of the Harvard Parties, threatened, against the Seller, the Business, any of the Acquired Assets or any of the Seller's officers, directors or employees with respect to the Business.

            5.11 List of Material Contracts, etc.. Schedule 5.11 lists (a) all the Seller's, and Harvard's, as appropriate, commitments and other agreements for the purchase, manufacture or sale of any products, materials, supplies or equipment, including, without limitation, purchase orders, other than commitments and other agreements that were entered into in the ordinary course of the Business and involve an expenditure of less than $200,000 for any one commitment or two or more related commitments; (b) all notes and agreements relating to any indebtedness of the Seller, any guaranties by the Seller of the indebtedness of other persons, and any off-balance sheet financing or interest rate or currency swaps, or derivative agreements of the Seller other than (i) indebtedness of the Harvard Parties which is to be repaid on the Closing Date from the proceeds of the Base Purchase Price and (ii) indebtedness of the Harvard Parties not secured by any of the Seller Property incurred in the ordinary course of business not in excess of $200,000; (c) all leases or other rental agreements under which the Seller is either lessor or lessee that call for annual lease payments in excess of $200,000 individually or are otherwise material to the Business; (d) all the Seller's employment and consulting agreements that provide for compensation in excess of $200,000 a year and all agreements that provide for severance or similar benefits; (e) all the Seller's collective bargaining agreements; (f) all agreements (written or oral) between the Seller and Harvard or any affiliate of Harvard; (g) all commitments and other agreements limiting the Seller's freedom to engage in any line of business or to compete with any other person; (h) all commitments and other agreements for the sale, lease, license, rental or disclosure of any of the Seller's lists or records, including its customer list; (i) all agreements for the joint development of products sold by the Seller; and (j) all other agreements, commitments and understandings (written or oral) that require payment by or to the Seller of more than $200,000 and cannot be terminated by the Seller on less than 60 days notice without liability (collectively, the "Material Contracts"). True and complete copies of all the Material Contracts have been delivered to the Buyer.

            5.12 Status of Material Contracts. The Harvard Parties have not been notified that any Material Contract is not presently in full force and effect. The Seller is not in default and, to the knowledge of the Harvard Parties, no other party is in default under any provision of any Material Contract, and no condition exists that, with notice or lapse of time or both, would constitute a default by the Seller or, to the knowledge of the Harvard Parties, any other party to any Material Contract. No party to any Material Contract has made, asserted, or to the Harvard Parties' knowledge, has any defense, set-off or counterclaim under any Material Contract or has exercised any option granted to it to cancel or terminate any Material Contract, to shorten the term of any Material Contract or to renew or extend the term of any Material Contract, and the Harvard Parties have not received any notice to that effect. The Seller is engaged in no material dispute with any of its suppliers or customers. Except as set forth on Schedule 5.12, all the Material Contracts have been entered into on an arm's-length basis.

            5.13 Inventory. Schedule 5.13 lists the Seller's Inventories as at August 29, 1999. Except as reserved for on the March 28 Financial Statements, the Seller's inventory in the aggregate is in good and marketable condition, and is saleable in the normal course of the Business as currently conducted.

            5.14 Accounts Receivable. Schedule 5.14 is an aged list of the Seller's accounts receivable as at August 29, 1999. The Seller's accounts receivable (including, without limitation, the accounts receivable of Seller included in the computation of Adjusted Book Value as of the Closing Date) arose in the ordinary course of business for goods and services delivered or rendered. Except as noted in the Referenced Footnotes or with respect to any accounts receivable due from Hutchinson S.A. and payable to the JV, the Harvard Parties have no reason to believe that the accounts receivable of Seller (including, without limitation, the accounts receivable of Seller included in the computation of Adjusted Book Value as of the Closing Date) are not good and collectable in the ordinary course of the business or subject to counterclaims or set-offs.

            5.15 Environmental Matters. All references in this Section 5.15 to the Seller shall include any subsidiaries thereto, and any person or entity the liabilities of which, pursuant to the Environmental Laws, contractually, by common law, by operation of law or otherwise, the Seller may have succeeded to.

            For the purposes of this agreement, the following terms shall have the respective meanings set forth below:

                  (i "Environment" means any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

                  (ii "Environmental Laws" means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any written judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

                  (iii "Environmental Liabilities" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety or the Environment of whatever kind of nature by any party, entity or authority, (A) which are incurred as a result of
(i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned, operated or managed by the Seller, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Seller, or (iii) the violation of any Environmental Laws or (B) which arise under the Environmental Laws.

                  (iv "Hazardous Substances" means any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides and any chemicals, materials, wastes or substances regulated under any Environmental Law, or defined as or included in the definition of "hazardous substances," "hazardous wastes," "extremely hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants," or any similar denomination intended to classify or regulate any chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.

            Except as set forth in Schedule 5.15:

            (a all of the current operations of the Acquired Assets, the Business and the Seller's presently owned, leased or operated real property (collectively, the "Present Real Property") comply, and at all times have materially complied with applicable Environmental Laws, and, to the Harvard Parties' knowledge, the real property formerly owned, leased or operated by Seller in connection with or related to the Acquired Assets or the Business during Seller's ownership, lease or operation (collectively, the "Former Real Property") complied with applicable Environmental Laws. Neither the Seller, nor, to the Harvard Parties' knowledge, any other person or entity, has engaged in, authorized or allowed any operations or activities upon any of the Present Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping, transporting or disposal of any Hazardous Substances at, on, under or from the Present Real Property, except in material compliance with all applicable Environmental Laws; to the Harvard Parties' knowledge, neither the Seller nor any other person or entity has engaged in, authorized or allowed any operations or activities upon any of the Former Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping, transporting or disposal of any Hazardous Substances at, on, under or from the Former Real Property, except in material compliance with all applicable Environmental Laws;

            (b neither the Acquired Assets nor the Present Real Property contain any Hazardous Substances in, on, over, under or at them, in concentrations which would violate any applicable Environmental Laws;

            (c none of the Present Real Property is listed or proposed for listing on the National Priorities List (the "NPL") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., or on any similar inventory of sites requiring investigation or remediation maintained by any state or locality. Neither the Seller nor Harvard has received any notice, whether oral or written, from any governmental entity or third party of any actual or threatened Environmental Liabilities with respect to or arising out of the Present Real Property or, to the Harvard Parties' knowledge, the Former Real Property, the Acquired Assets or the Business;

            (d there are no underground storage tanks in, under or at any Present Real Property and, to the Harvard Parties' knowledge, nor were there any underground storage tanks in, under or at any Former Real Property at the time Seller disposed of or ceased leasing or operating any such Former Real Property;

            (e there are no conditions existing at any Present Real Property, or with respect to the Acquired Assets or Business, that are reasonably likely to require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws and, to the Harvard Parties' knowledge, nor were there any such conditions existing at the Former Real Property at the time Seller disposed of or ceased leasing or operating any such Former Real Property;

            (f the Seller has or has applied for all the permits, licenses, authorizations and approvals necessary for the conduct of its Business and for the operations on, in or at the Present Real Property, which are required under applicable Environmental Laws (the "Environmental Permits"); Schedule 5.15 sets forth all such permits, licenses, authorizations and approvals that Seller has and for which it has applied. The Seller is in compliance with the material terms and conditions of all such Environmental Permits, and, to the Harvard Parties' knowledge, the Environmental Permits are transferrable or assignable to Buyer to the extent permitted under Environmental Laws, and to the Harvard Parties' knowledge, no reason exists why the Buyer would not be capable of the continued operation of the Business as currently operated in compliance with the terms and conditions of the Environmental Permits and the applicable Environmental Laws;

            (g the Seller and Harvard have provided to Buyer or its representatives full and complete copies of all environmental reports, assessments, audits, studies, investigations, data, Environmental Permits and other material written environmental information in its custody, possession or control concerning the Acquired Assets, the Business and the Present Real Property, and any Environmental Liabilities related to the Acquired Assets, the Business and the Present Real Property; and

            (h To the Harvard Parties' knowledge, none of the items set forth in Schedule 5.15, individually or in the aggregate, is reasonably likely to result in a material adverse effect on the Seller, the Business, the Present Real Property, the Former Real Property or the Acquired Assets.

            5.16 Permits. To the Harvard Parties knowledge, the Seller holds all the Permits, excluding the Environmental Permits which are exclusively addressed in Section 5.15, listed in Schedule 5.16 which, except as set forth in Schedule 5.16, are valid and unimpaired and constitute all of the Permits required for the ownership or occupancy of the Acquired Assets and the operation of the Business.

            5.17 Employees.

                  (a Schedule 5.17(a) lists the names, plant or office locations, compensation and dates of hire of all full- and part-time employees of the Seller as of August 31, 1999. Except as set forth on Schedule 5.17(a), no employee is owed any wages, benefits or other compensation for past services, other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation. To the Harvard Parties' knowledge, the Seller has materially complied with applicable wage and hour, equal employment, safety and other legal requirements relating to its employees and has not engaged in any unfair labor practice.

                  (b Except as disclosed on Schedule 5.17(b), no employee or former employee of the Seller is entitled to any severance payment or similar payment, either by law or by agreement, upon the termination of his or her employment. None of Andrew Shanks, Brian Benninger, or Robert McDonald, nor any other key employee of the Seller has notified any senior vice president other than Brian Benninger (or other officer of the Harvard Parties of a higher rank than a senior vice president) of either of the Harvard Parties that he or she is terminating his or her employment.

                  (c No employee of the Seller is represented by a union or other collective bargaining agent, and there are no collective bargaining or other labor agreements with respect to any of the Seller's employees. Except as disclosed on Schedule 5.17(c), neither the Seller nor Harvard knows of any efforts within the last three years to attempt to organize the Seller's employees, and no strike or labor dispute involving the Seller has occurred during the last three years or, to the knowledge of the Seller and Harvard, is threatened.

            5.18 Employee Benefit Plans.

                  (a Schedule 5.18(a) lists all Seller Plans. With respect to each the Seller Plan, as applicable, true and complete (i) copies of each written Seller Plan (including all amendments thereto), (ii) written descriptions of each oral Seller Plan, (iii) copies of related trust or funding agreements, (iv) summary plan descriptions, (v) summaries of material modifications, (vi) copies of the most recent actuarial valuation reports, annual reports and financial statements and (vii) each material communication received by any Harvard Party or any ERISA Affiliate from the IRS, DOL, PBGC or any other governmental authority including, without limitation, the most recent determination letter received from the IRS for each Seller Plan intended to qualify under Code Section 401(a) have been delivered to the Buyer.

                  (b No Seller Plan is (i) a "multiemployer plan," as defined in Section 3(37) of ERISA, or (ii) except as disclosed on Schedule 5.18(b)(i), otherwise subject to Title IV of ERISA. With respect to any Seller Plan subject to Section 412 of the Code, no "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code) has been incurred. Except as disclosed on Schedule 5.18(b)(ii), no reportable event within the meaning of Section 4043(c) of ERISA has occurred or could reasonably be expected to occur, and the consummation of the transaction contemplated by this agreement will not result in a reportable event. With respect to each Employee Benefit Plan subject to Title IV of ERISA or Section 412 maintained or contributed to by any Harvard Party or any ERISA Affiliate, (i) there is no actual or contingent liability of the Seller or otherwise relating to the Business under Title IV of ERISA or Section 412 of the Code to such Employee Benefit Plan or the PBGC (other than the payment of premiums to the PBGC) and (ii) the assets relating to the Business have not been subject to a lien under ERISA or the Code.

                  (c With respect to each of the Seller Plans: (i) each Seller Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS to the effect that the Seller Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or could reasonably be expected to occur through the Closing Date that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (ii) the Seller Plan complies in all material respects and has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws; (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or, to the knowledge of any Harvard Party, is anticipated against the Seller Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, any Harvard Party, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Seller Plan; (iv) no Seller Plan is or expected to be under audit or investigation by the IRS, DOL, PBGC or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; (v) no "prohibited transaction," within the meaning of
Section 4975 of the Code and Section 406 of ERISA, has occurred or could reasonably be expected to occur with respect to the Seller Plan (and the consummation of the transactions contemplated by this agreement will not constitute or directly or indirectly result in such a "prohibited transaction);" and (vi) all payments required by any Seller Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all periods through the Closing Date have been made prior to the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided by the Harvard Parties as applicable, by full accruals as if all targets required by such Seller Plan had been or will be met at maximum levels on its financial statements.

                  (d Except as disclosed on Schedule 5.18(d)(i), the consummation of the transactions contemplated by this agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of any Harvard Party (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions. Except as disclosed on Schedule 5.18(d)(ii), no Harvard Party or any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. No Harvard Party, any ERISA Affiliate or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change any existing Seller Plan.

            5.19 Insurance. The Harvard Parties maintain policies of fire and extended coverage and casualty, liability and other forms of insurance with respect to the Business in such amounts and against such risks and losses as are customary for comparably sized companies engaged in a business similar to the Business. Schedule 5.19 lists all the insurance policies maintained by the Harvard Parties with respect to the Business, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such policies (a) are with insurance companies reasonably believed by the Harvard Parties to be financially sound and reputable and are in full force and effect; (b) are sufficient for compliance in all material respects with all requirements of law and of all applicable agreements; and (c) are valid, outstanding and enforceable policies. A complete and correct schedule of such policies have been furnished to the Buyer.

            5.20 Banks; Power of Attorney. Schedule 5.20 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Seller maintains safe deposit boxes or accounts of any nature. No person or entity holds any general or special power of attorney from the Seller with respect to such safe deposit boxes and accounts.

            5.21 Books and Records. The books and records of the Seller are complete and correct in all material respects and have been generally maintained in accordance with good business practices. The Seller's minute books, as previously exhibited to the Buyer, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of the Seller.

            5.22 Restrictions. Neither of the Harvard Parties is a party to any non-competition or similar agreement that in any way restricts the operation of the Business.

            5.23 Transactions with Affiliates. Except for ordinary dealings with its employees and except as disclosed in Schedule 5.23, since September 30, 1997, the Seller has had no direct or indirect dealings with any shareholder of the Seller, any key employee of the Seller or any affiliate, associate or relative of any shareholder or of any key employee of the Seller (each, an "Affiliate"). Except for employment arrangements with its employees and except as disclosed in Schedule 5.23, the Seller has no obligation to or claim against any Affiliate and, to the Harvard Parties' knowledge, no such person or entity has any obligation to or claim against the Seller. No products, services or benefits have been provided to the Seller by any Affiliate without a corresponding charge equal to the fair market value of such products, services or benefits. To the Harvard Parties' knowledge, no Affiliate has any direct or indirect interest of any kind in any business or entity which is competitive with the Seller.

            5.24 Year 2000 Compliance. Schedule 5.24 sets forth a true and complete summary of the actions taken by the Harvard Parties to address the Year 2000 issue described in the next succeeding sentence. As a result of many computer programs and imbedded chips being written using two digits rather than four to define the applicable year, many of the Harvard Parties' computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the "Year 2000 Issue"). The disclosure set forth in Schedule 5.24 applies to the Seller as a whole.

            The Harvard Parties have surveyed third parties whose failure to address the Year 2000 Issue would be materially or significantly adverse to the Business. Although all such third parties have not yet responded to such surveys, based upon the responses received to date, the Harvard Parties do not currently foresee any significant interruptions of the Business due to the Year 2000 Issue.

            5.25 Product Warranties. Except as set forth on Schedule 5.25, there is no express warranty, service or repair policy applicable to any product sold by the Seller and there are no claims or suits pending or, to the Harvard Parties' knowledge, threatened concerning any products of the Seller. There have been no product recalls since October 1, 1996. Since October 1, 1996, product warranty claims made by customers to the Seller have averaged not more than $20,000 per month.

            5.26 Finders. Except as set forth on Schedule 5.26, none of the Seller, Harvard or any of their respective affiliates or any of their respective directors or officers has taken any action that, directly or indirectly, would obligate Buyer or any of its affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this agreement or any of the transactions contemplated hereby.

            5.27 Backlog. The Seller has previously delivered to Buyer a complete and accurate list of outstanding and unfulfilled orders that have been placed with the Seller with respect to the Business (the "Backlog List") as of the close of business on the day prior to the date hereof, which the parties have initialed. The Seller shall also deliver a complete and accurate updated Backlog List at the Closing. The Seller's backlog of orders for the products of the Business, as set forth on such Backlog List and on the updated Backlog List to be delivered at the Closing, is and shall be comprised of bona fide orders from existing customers. Except as set forth on Schedule 5.27, the Seller has no reason to believe any such orders will be subject to cancellation, deferral or renegotiation except to an extent consistent with historical experience over the past three fiscal years.

            5.28 Customers and Suppliers.

                  (a During Seller's last three fiscal years and for the period from the end of the last fiscal year through March 31, 1999, the General Motors Corporation has accounted for over 95% of the Seller's total sales.

                  (b Schedule 5.28 hereto sets forth a list of the Seller's ten
(10) largest current suppliers showing the approximate total purchases in dollars from each supplier that has sold goods or services to Seller in excess of $1,240,000 from the end of the last fiscal year through March 31, 1999. Detailed copies of invoices have been made available by the Seller to the Buyer.

                  (c Except as set forth on Schedule 5.28, there has not been any material adverse change and there are no facts known to the Harvard Parties which may reasonably be expected to indicate that any material adverse change may occur in the business relationship of the Seller with any customer or supplier named on Schedule 5.28.

            5.29 Bankruptcy. A true and complete copy of the Harvard Parties' First Amended and Modified Consolidated Plan Under Chapter 11 of the Bankruptcy Code dated August 19, 1998 (the "Plan") and a true and complete copy of the order entered confirming the Plan dated October 15, 1998 (the "Confirmation Order") have been provided to the Buyer. Except as set forth in the Confirmation Order, the Plan has not been amended or modified and the Confirmation Order is a Final Order ( as such term is defined in the Plan) and has not been vacated, amended or modified, except as modified by further orders of the Bankruptcy Court permitting creditors to prosecute and/or liquidate unliquidated pre-petition claims. The Effective Date (as such term is defined under the Plan) has occurred, and except as set forth on Schedule 5.29, all conditions to consummation of the Plan (as set forth in Section 12.2 of the Plan) have been satisfied or waived. Distributions under the Plan have commenced and the Plan has been substantially consummated. The Harvard Parties have received a discharge pursuant to Section 1141 of the Bankruptcy Code. The Harvard Parties have cured all defaults required under Section 365 of the Bankruptcy Code including, without limitation, payment defaults under all unexpired leases and executory contracts (i) assumed by the Harvard Parties in the Harvard Parties chapter 11 proceeding referred to in the Plan and (ii) which are Assumed Liabilities hereunder.

            5.30 Disclosure. No representation, warranty or other statement made by the Seller or Harvard in this agreement or in any other of the Transaction Documents contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

            5.31 Schedules and Exhibits are Incorporated. All Schedules and Exhibits attached hereto are incorporated by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this agreement. Any item disclosed in good faith on any Schedule attached hereto shall be deemed disclosed on all Schedules hereto.

      6. Representations and Warranties of the Buyer.

            The Buyer hereby represents and warrants to the Seller as follows:

            6.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

            6.2 Authority; Consents; and No Conflicts.

                  (a The Buyer has the full legal right, power and authority to enter into and perform the Transaction Documents to be executed and delivered by the Buyer in connection with this agreement. The execution, delivery and performance by the Buyer of the Transaction Documents have been duly authorized by all necessary corporate action of the Buyer and the Transaction Documents are (or when executed and delivered will be) valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b Except as set forth on Schedule 6.2(b), no consent, approval, authorization or waiver is required from any governmental authority or any other third party, in connection with the execution, delivery and performance of any of the Transaction Documents by the Buyer, and such execution, delivery and performance will not (i) conflict with or result in a breach of the certificate of incorporation or by-laws of the Buyer, (ii) violate, result in a breach of or conflict with, or require any notice, filing or consent under, any statute, rule, regulation or other provision of law or regulation or any order, judgment, or other direction of a court or other tribunal or any other governmental requirement, permit, registration, license or authorization applicable to the Buyer, (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, instrument or writing of any nature to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (iv) result in the creation of a Lien on any of the Buyer's assets.

            6.3 Finders. Except as set forth on Schedule 6.3, neither Buyer nor any of its affiliates or any of its directors or officers has taken any action that, directly or indirectly, would obligate the Harvard Parties or any of their respective affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this agreement or any of the transactions contemplated hereby.

      7. Further Agreements of the Parties.

            7.1 Expenses. Except as otherwise expressly set forth in this agreement, each party shall bear its own expenses in connection with this agreement and in connection with all obligations required to be performed by it under this agreement.

            7.2 Publicity. Until the Closing Date, except as required by law, based on advice of counsel or as mutually agreed by the parties hereto, there shall be no press release or other public statement regarding this agreement or the transactions contemplated by this agreement. The parties to this agreement shall hold this agreement in the strictest confidence and shall not disclose any information about the transactions contemplated by this agreement except to their employees, officers, directors, representatives, lenders and other financial or governmental institutions that have a need to know in connection with the transactions contemplated hereby, and the Seller, with the consent of Buyer (such consent not to be unreasonably withheld), may disclose the existence of this agreement to its principal customers and suppliers.

            7.3 Hart-Scott-Rodino. The Harvard Parties, on the one hand, and the Buyer, on the other hand, have filed and will continue to file all notification and report forms required for the transactions contemplated hereby and any documentary information requested in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). All such forms and information are and will be in substantial compliance with the requirements of the HSR Act. Each of the parties hereto shall use its best efforts to obtain any clearance required under the HSR Act for the transactions contemplated hereby.

            7.4 Escrow Arrangements.

                  (a The $6,200,000.00 (six million two hundred thousand dollars) payment to the Escrow Agent described in Section 3.1(b) shall be held in escrow pursuant to the Escrow Agreement and shall be used to establish the Purchase Price Escrow Fund and the Indemnity Escrow Fund, respectively, and to fund any amounts due and payable to the Buyer pursuant to Section 3.3 and any
Section 12.1 Obligations, respectively (collectively, the "Escrow Deductions"). The Buyer and the Harvard Parties agree to the terms of the Escrow Agreement as if they were fully written herein.

                  (b Both the Seller and the Buyer will respond promptly to requests to approve statements delivered by the Buyer or the Seller to the Escrow Agent pursuant to the Escrow Agreement which are consistent with the terms of this agreement. In the event of an objection by the Seller or the Buyer to a withdrawal or proposed withdrawal which is finally resolved against the Seller or the Buyer, the Harvard Parties or the Buyer shall pay to the Buyer or the Seller, as applicable, upon resolution of such dispute, an amount equal to annual interest at the base rate of Bank of America, N.A. plus two percent on any amount requested and unpaid pending resolution of the objection from the date which is 10 days after the date on which the statement requesting such withdrawal was delivered to the Seller or the Buyer, as applicable, until payment is made.

                  (c Interest on any amount held by the Escrow Agent under the Escrow Agreement shall be the sole property of the Seller and shall not be available to pay claims under this Agreement, except to the extent that the Fund has incurred any losses as a result of any investment, and shall be distributed quarterly to the Seller. The Buyer and the Seller acknowledge and agree that for federal and state income tax purposes, the amount earned on any investment of the Fund, or portion thereof, is for the benefit of the Seller and shall be received by Escrow Agent as the nominee of the Seller and that such amount shall be the income of the Seller for federal and state income tax purposes. The Escrow Agent shall be directed to file all reports and returns required to be filed by the Escrow Agent (including IRS Form 1099) with the appropriate taxing authorities reflecting that the income earned on the Fund is the income of the Seller. The Seller shall provide to the Escrow Agent such information regarding the Seller as may be necessary to enable the Escrow Agent to make any required tax filings in connection with the Escrow Agreement.

                  (d Within ten (10) business days after the final determination of the Adjusted Book Value as of the Closing Date in accordance with Section 3.3(a), the Escrow Agent shall pay from the Purchase Price Escrow Fund to the Seller or the Buyer, as the case may be, the amount(s) specified in Section 3.3(c).

                  (e On the first anniversary of the Closing Date, the Escrow Agent shall pay to the Seller the lesser of (A) $2,200,000.00 (two million two hundred thousand dollars) and (B) an amount equal to $3,700,000.00 (three million seven hundred thousand dollars) less the sum of (i) any Escrow Deduction previously paid to the Buyer or then due and payable to the Buyer and (ii) any additional amounts claimed by the Buyer and disputed by the Seller in accordance with the Escrow Agreement or any additional amounts that the Buyer stated it may incur due to any Section 12.1 Obligation, which amounts shall be held by the Escrow Agent until due and payable, to either the Buyer or the Seller pursuant to the terms of the Escrow Agreement.

                  (f On the second anniversary of the Closing Date, the Escrow Agent shall pay to the Seller any amounts remaining in the Fund less an amount equal to the sum of (i) any Escrow Deduction due and payable to the Buyer, and
(ii) any additional amounts claimed by the Buyer and disputed by the Seller in accordance with the Escrow Agreement or any additional amounts that the Buyer stated it may incur due to any Section 12.1 Obligation, which amounts shall be held by the Escrow Agent until due and payable, to either the Buyer or the Seller pursuant to the terms of the Escrow Agreement.

                  (g The Escrow Agent's fee, for its services under the Escrow Agreement shall be paid 50% by the Buyer and 50% by the Harvard Parties.

            7.5 Employee Benefits.

                  (a Prior to the Closing Date, Buyer shall make an offer of employment, effective as of the Closing Date, to all employees of the Business, including, without limitation, all employees in active service, on short-term disability or on approved leave of absence (each an "Affected Employee") and excluding all employees of the Business on long-term disability. On and after the Closing Date, Buyer shall have the right, but not any obligation, to employ any additional employees of any Harvard Party whom it wishes to employ and who wish to be employed by Buyer. The Harvard Parties consent to Buyer contacting such employees with respect to the desire of such employees to enter the employ of the Buyer. Affected Employees who affirmatively accept Buyer's offer of employment and commence working for Buyer on the Closing Date are hereinafter referred to as "Transferred Employees."

                  (b The Harvard Parties shall be responsible for all obligations and liabilities relating to or arising under the group health plan continuation coverage requirements of Section 4980B of the Code and Title I, Subtitle B of ERISA ("COBRA") for employees of the Business and their beneficiaries who experience a "qualifying event" (as defined under COBRA) at any time on or prior to the Closing Date and the Buyer shall be responsible for all COBRA obligations and liabilities for Transferred Employees and their beneficiaries who experience a "qualifying event" (as defined under COBRA) after the Closing Date, provided, however, that any such Transferred Employee and beneficiary did not experience a qualifying event on or prior to the Closing Date. The Harvard Parties shall remain responsible for any liabilities or obligations for severance obligations relating to employees of the Business terminated on or prior to the Closing Date and Affected Employees who are not Transferred Employees and for severance obligations which may become due under any and all Seller Plans. Buyer shall be responsible on and after the Closing Date for benefits under the employee benefit plans established or maintained by Buyer or any of its affiliates for the Transferred Employees and their beneficiaries ("Buyer's Plans") with respect to service performed by such Transferred Employees for the Buyer and its affiliates on and after the Closing Date. Notwithstanding the foregoing, the Buyer shall cause Buyer's Plans that are intended to be qualified under Section 401(a) of the Code to credit service performed by the Transferred Employees for the Harvard Parties prior to the Closing Date solely for vesting and eligibility (but not benefit accrual) purposes to the extent that such service was recognized under each Seller Plan intended to be qualified under Section 401(a) of the Code.

                  (c (i On the Closing Date or as soon as practicable thereafter (but in no event later than fifteen (15) days after the Closing Date), the Harvard Parties shall contribute to the Harvard Capital Accumulation Plan the matching contribution and any other employer contribution relating to periods prior to the Closing based on the amount or percentage that the Harvard Parties are required to contribute to the Harvard Capital Accumulation Plan on behalf of each Transferred Employee.

                        (ii On the Closing Date or as soon as practicable thereafter (but in no event later than thirty (30) days after the Closing Date), the Harvard Parties shall cause the trustee of the Harvard Capital Accumulation Plan to transfer to the trustee or funding agent of the retirement plan established or maintained by Buyer or its affiliates that contains a cash or deferred arrangement under Section 401(k) of the Code and designated by Buyer ("Buyer 401(k) Plan") for the benefit of the Transferred Employees, an amount, in-kind equal to the total account balances of the Transferred Employees, including the promissory notes evidencing any outstanding loans of the Transferred Employees and actual investment earnings or losses through the date of transfer, held under the Harvard Capital Accumulation Plan for the Transferred Employees, except for amounts as to which withdrawal requests have been duly submitted prior to such transfer and which the Harvard Parties shall cause to be paid by the Harvard Capital Accumulation Plan to the Transferred Employees in accordance with the Code and ERISA and the terms of the Harvard Capital Accumulation Plan (the "Transferred Assets") except that Transferred Assets shall not include any accounts of Transferred Employees that are subject to the joint and several annuity rules under Section 417 of the Code. In no event shall the Transferred Assets be less than the amount required under
Section 414(l) of the Code and the regulations thereunder. The Harvard Parties and Buyer acknowledge that the transfer of the Transferred Assets shall be accomplished in a manner designed to avoid any liquidation of the accounts of the Transferred Employees and to transfer the investments in the Vanguard mutual funds or Vanguard retirement savings trusts, in accordance with the elections of the Transferred Employees, to the same Vanguard investments held under the Buyer 401(k) Plan.

                        (iii The Harvard Parties represent and warrant that, with respect to the Harvard Capital Accumulation Plan: (i) no part of the Transferred Assets was invested in employer securities (as defined in Section 407(d)(1) of ERISA) on or immediately prior to the date of transfer; (ii) no after-tax accounts were maintained (or required to be maintained) for the Transferred Employees on or at any time prior to the date of transfer; (iii) a lump sum distribution is and has been the sole form of distribution available to the Transferred Employees under the Harvard Capital Accumulation Plan; and (iv) none of the provisions relating to the "prior plans" (as defined in the Harvard Capital Accumulation Plan) apply to the Transferred Employees.

                        (iv The Harvard Parties and Buyer shall provide each other with such records as they may reasonably request relating to their respective obligations under this Agreement or the Harvard Capital Accumulation Plan or the Buyer 401(k) Plan and cooperate with each other (and cause the trustees of the Harvard Capital Accumulation Plan and the Buyer 401(k) Plan to cooperate with each other) to effectuate the transfer to the Buyer 401(k) Plan of the Transferred Assets.

                        (v The Harvard Parties agree to indemnify the Buyer 401(k) Plan and Buyer, their trustees and other fiduciaries and affiliates and each of their stockholders, officers, directors, employees, agents, attorneys, consultants, representatives, successors and assigns and save each such person harmless against any and all liabilities, claims, damages, costs and expenses (including any and all expenses incurred in investigating, preparing and defending against litigation commenced or threatened or in settlement of any such claim), relating to or incurred in defending against a claim that the amount of the Transferred Assets is less than the amount required to be transferred or a claim arising out of the Harvard Parties' breach of the representations and warranties set forth in
Section 5.18(c) of this agreement as they may apply to the Harvard Capital Accumulation Plan, assuming, however, that such representations and warranties apply up to and including the actual date the Transferred Assets are transferred to the Buyer 401(k) Plan.

                  (d The Harvard Parties shall cause the Harvard Retirement Plan (the "DB Plan") to credit service performed by the Transferred Employees for the Buyer and its affiliates on and after the Closing Date solely for vesting and eligibility (but not benefit accrual) purposes to the extent that such service would have been credited under the DB Plan if such Transferred Employee continued to be employed by any of the Harvard Parties on and after the Closing Date. The Harvard Parties shall take all actions necessary to implement the foregoing and the Buyer shall take all actions necessary to implement the last sentence of Section 7.5(b) of this agreement. The parties hereto shall cooperate with each other to effectuate the transactions under Section 7.5 hereof including, without limitation, providing demographic and years of service information.

                  (e Notwithstanding anything herein to the contrary, the Harvard Parties shall take any and all actions necessary to comply with the terms of that certain settlement agreement entered into by the Harvard Parties and the PBGC, including, but not limited to any obligation to notify the PBGC of the transactions contemplated by this agreement. The Harvard Parties have timely notified the PBGC of the transactions contemplated by this Agreement. The Harvard Parties shall promptly deliver to Buyer true and complete copies of all correspondence or other communications with the PBGC and promptly notify Buyer with regard to the status of its discussions with the PBGC.

                  (f As of the Closing Date, Buyer shall assume and maintain for the benefit of employees of the Business (including, without limitation, retired employees of the Business set forth in Schedule 7.5 hereto) located at the Newfields, New Hampshire location, the Kingston-Warren Healthsource Insurance Plan. Notwithstanding the foregoing, to the extent that Buyer provides similar benefits under a different plan, nothing contained in this Section 7.5 shall cause or result in the employees of the Business receiving, or being eligible to receive, duplicate benefits.

            7.6 Further Assurances. At any time and from time to time after the date of this agreement, each party shall, without further consideration (except as otherwise expressly provided herein), execute and deliver to the other party such additional instruments and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this agreement and to effect an orderly transition.

            7.7 Cooperation. After the Closing, upon reasonable written notice, the Buyer, on the one hand, and the Harvard Parties, on the other hand, shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax return, reports or forms or the defense of any Tax claim or assessment. Each party hereto shall reimburse the other(s) for reasonable out-of-pocket costs and expenses incurred in assisting the other(s) pursuant to this Section 7.7. None of the parties hereto shall be required by this Section
7.7 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

            7.8 Payment of Outstanding Seller Checks. On a date which is not less than three (3) business days before the Closing Date, Seller shall deliver to the Buyer its good faith estimate of the total amount which represents each outstanding check or draft drawn by Seller in respect of any of the Assumed Liabilities which have not been presented for payment as of such date (the "Outstanding Checks"). Seller shall use its best efforts to promptly update such estimate on each day between the original delivery thereof and the Closing Date. To the extent practicable and consistent with the customary payment practices of the Seller, the Seller and the Buyer agree that the Seller shall seek to structure payments in such a manner so as to minimize the number of Outstanding Checks. Upon the request of the Buyer, the Seller shall present to Buyer appropriate documentation evidencing that any Outstanding Check was issued in respect of Assumed Liabilities. On the Closing Date, the Buyer shall pay to the Seller an amount equal to the total Outstanding Checks as estimated by Seller in good faith. Within twenty (20) days following the Closing, Seller and Buyer shall confirm the amount of Outstanding Checks as estimated by Seller, and Buyer shall have the right to dispute any item with respect to which Seller has requested payment. The Seller shall pay and honor each item on the Outstanding Check List.

            7.9 Reimbursement of Harvard Parties. (a) If, as and to the extent that the Harvard Parties shall actually pay directly or indirectly or caused to be paid (including disbursements from cash collateral accounts) and discharge any liability or obligation of the Buyer which is included in Assumed Liabilities (including, without limitation, any payment by the Harvard Parties in respect of workers compensation claims, retiree medical or active employee medical claims which are included in Assumed Liabilities), the Harvard Parties shall notify the Buyer in writing within sixty (60) days of making any such payment. The Buyer shall promptly reimburse the Harvard Parties within ten (10) business days with respect to any such payment upon presentation by the Harvard Parties of appropriate documentation evidencing that such payment was made in respect of Assumed Liabilities.

                  (b) The parties hereto shall use their respective best efforts to establish a mutually acceptable methodology by which the Harvard Parties shall first notify the Buyer in connection with the making of any payment of the type referred to in Section 7.9(a) above with the intent that the Buyer shall make any such payment directly.

      8. Covenants of the Seller.

            8.1 Access to Properties and Information. Prior to the Closing, the Seller shall permit the Buyer to make such additional investigation of the business and properties of the Seller as it may reasonably request, and, upon reasonable notice, shall give the Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours, to its property, books, commitments, agreements, records, files, and, with the Seller's prior consent (such consent not to be unreasonably withheld or delayed) personnel, and shall furnish to the Buyer copies of documents and information concerning the Seller as the Buyer or its representatives may reasonably request.

            8.2 Conduct of Business. Prior to the Closing, the Seller shall comply with the following provisions:

                  (a) The Business shall be conducted only in the ordinary course, substantially consistent with past practice.

                  (b) The Seller shall not declare, set aside or pay any dividends or other distributions in respect of its capital stock.

                  (c) The Seller shall not make capital expenditures greater than $100,000 without the consent of the Buyer, such consent not to be unreasonably withheld.

                  (d) The Seller shall not without the consent of the Buyer enter into any commitment, agreement or contract outside of the ordinary course of business.

            8.3 Restrictive Covenant. For a period of five years after the Closing Date, neither of the Harvard Parties nor any of their respective affiliates shall, directly or indirectly (whether as a shareholder, partner, lender, consultant, agent, supplier, distributor or in any other relationship or capacity):

                  (a) design, develop, manufacture, sell or offer or promote for sale any product, process, good or service that is the same as, is functionally similar to or competes with, any product, process, good or service which Seller has actually designed, developed, manufactured, sold or offered or promoted for sale within the three years preceding the date of this agreement, including, but not limited to, products for automotive window and body sealing systems such as glass run channels, belt strips and body seals, or otherwise engage in any business which is the same as or substantially similar to or is or would be competitive with the business of Seller as it is now operated or as it has existed during the three years preceding the date of this agreement;

                  (b) employ, otherwise engage, or offer to employ or otherwise engage, any employee of the Seller who accepts employment by the Buyer or any other employee of the Buyer; or

                  (c) solicit any business from any person or entity that has been a customer of the Business or directly or indirectly influence any customer, supplier or other person who has a business relationship with the Business to discontinue or reduce the extent of such relationship with the Business; provided, however, that nothing in this Section 8.3(c) shall prohibit the Harvard Parties from soliciting any such customer, supplier or other person for any business other than the Business.

            In addition, the Seller and its affiliates shall never use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or other information concerning the Business that is competitively sensitive or confidential. Because the breach or attempted or threatened breach of this restrictive covenant will result in immediate and irreparable injury to the Buyer for which the Buyer may not have an adequate remedy at law, the Buyer may be entitled in the event of such breach and upon adequate proof of such breach in addition to all other remedies, to a decree of specific performance of this covenant and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

            8.4 Use of Name. As soon as practicable after the date of this agreement, but in any event no later than the Closing Date, the Harvard Parties shall take all action necessary to allow the Buyer to use the name "The Kingston-Warren Corporation," effective as of the date of the Closing, including, without limitation, filing a certificate of amendment of certificate of incorporation of the Seller with the Secretary of State of New Hampshire and filing appropriate documentation in those other jurisdictions where the Seller is presently conducting business under the name "The Kingston-Warren Corporation".

            8.5 Survey. The Seller and Harvard shall cooperate with Buyer and its representatives in the event that Buyer elects to obtain new survey(s) and/or updated survey(s) for the Seller Property meeting such standards as required by the Title Insurer (hereinafter defined) in order for the Title Insurer to omit its general survey exception and issue its title policy subject to a survey exception referring only to the matters disclosed by the applicable survey. The Buyer shall be responsible for all costs and expenses associated with this Section 8.5.

            8.6 Assignments. Prior to and at the Closing, the Seller will use its best efforts to secure all consents, approvals, authorizations, exemptions and waivers from third parties, without any conditions adverse to the Buyer and without any obligations imposed on the Buyer not specified in any agreement for which consent is being obtained, as shall be necessary or advisable in order for the Buyer, after the Closing, to conduct the Business in a manner substantially similar to the manner it has been conducted by the Seller prior to the Closing.

            8.7 Real Property, Transfer Taxes and Recording Fees. The Harvard Parties and the Buyer shall each pay 50% of any state or local real property transfer taxes and any recording fees, payable in connection with the sale of the Acquired Assets pursuant to this agreement.

            8.8 Updating Schedules. Prior to the Closing Date, the Harvard Parties may update the Schedules provided by the Harvard Parties to the Buyer pursuant to this agreement to reflect (i) errors or omissions and/or (ii) any events or occurrences arising after the date of this agreement which would cause any of the representations and warranties made by the Harvard Parties in Section 5 of this agreement incorrect as of the Closing. Upon presentation, Buyer shall review such information and determine if it shall accept such updated information for inclusion in the Schedules to this agreement. If Buyer shall accept such updated information, the appropriate Schedule(s) shall be deemed amended. If Buyer shall not accept such updated information for inclusion in the Schedules, then the Buyer may elect to terminate this agreement and this agreement shall become null and void and of no further force and effect, without any liability in respect hereof or of the transactions contemplated hereby on the part of any party hereto.

      9. Conditions to Obligations of the Buyer.

            The obligations of the Buyer to consummate the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in writing by the Buyer, and the Harvard Parties shall use their respective reasonable best efforts to cause or to cooperate with the Buyer to permit such conditions to be fulfilled:

            9.1 Due Diligence. The Buyer and its advisors shall have completed their due diligence review of the Seller, the Acquired Assets and the Business, including, without limitation, investigation of environmental matters, and the results of such review shall be to the Buyer's reasonable satisfaction.

            9.2 Representations and Warranties. Each of the representations and warranties of the Seller and Harvard in the Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of that date.

            9.3 Performance of the Seller and Harvard. The Seller and Harvard shall have performed and complied in all respects with all agreements, covenants and conditions required by Transaction Documents to be performed or complied with by the Seller and Harvard at or before the Closing.

            9.4 Material Adverse Change. There shall not have occurred since March 28, 1999 any material adverse change in the condition, financial or otherwise, or the results of operations or the prospects of the Business.

            9.5 Consents and Liens; Lock-Box Arrangements. The Harvard Parties shall have obtained or, to the reasonable satisfaction of the Buyer obviated the need to obtain, those consents, approvals or waivers from regulatory authorities and third parties set forth on Schedule 9.5 necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, all without cost or other adverse consequences to the Business. With respect to any such consent, the Seller shall in good faith request that such consent include confirmation from the person giving such consent that there are no existing defaults by the Harvard Parties. Except as otherwise expressly consented to by the Buyer and for Permitted Liens, the Harvard Parties shall have caused all Liens set forth on Schedule 5.8(a) to be released and terminated (and, with respect to such releases and terminations, obtained pay-off letters and/or UCC-3 termination statements in form satisfactory to the Buyer). Except as otherwise consented to by Buyer, all lock-box or similar arrangements with respect to the Business shall be terminated as soon as practicable.

            9.6 Escrow Agreement. The Harvard Parties shall have entered into the Escrow Agreement in the form of Exhibit A to this agreement.

            9.7 Transactions with Affiliates. Except for the Transition Agreement, all agreements to which the Seller and Harvard or any affiliate of Harvard relating to the Business shall have been terminated.

            9.8 Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or governmental body, and no claim or demand shall have been made against the Buyer, the Seller or Harvard seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by the Transaction Documents, or which might materially affect the Business, which in the reasonable opinion of the Buyer makes it inadvisable to consummate such transactions.

            9.9 Certificate. The Buyer shall have received a certificate executed by the Chief Executive Officer of each of Harvard and the Seller dated the Closing Date, certifying, in such detail as the Buyer may reasonably request, as to the fulfillment of the conditions set forth in this Section 9.

            9.10 Opinion of Counsel. The Buyer shall have received an opinion, dated the date of the Closing, from Sonnenschein Nath & Rosenthal, counsel to the Seller, in the form of Exhibit B to this agreement.

            9.11 Title Insurance. It shall be a condition to Closing that on the Closing Date: (i) the Seller and Harvard have good and insurable title to the Seller Property as disclosed herein, free and clear of all Liens, except for Permitted Liens and that such title is transferred to Buyer or its designee by warranty deed or assignment, as applicable, in the form contemplated by Section 11.1(b) and consistent with the representations and warranties of the Harvard Parties contained herein; and (ii) Buyer shall have received title insurance commitments issued by a title company acceptable to Buyer substantially in the form set forth in Schedule 9.11.

            9.12 Estoppel Letters. The Buyer shall have received those estoppel letters reasonably requested by the Buyer (the "Estoppels"), in a form reasonably satisfactory to Buyer, from the landlords under all the Seller Leases and the tenants under all Tenant Leases. The Seller shall request from all such landlords and tenants estoppel letters substantially in the form[s] annexed hereto as Schedule 9.12, but the Seller shall have no obligation to deliver estoppel letters in any form other than as required under each Seller Lease and Tenant Lease. The Seller shall use reasonable efforts to and act with due diligence to obtain estoppel letters from all such landlords and tenants.

            9.13 LLC Termination. Pursuant to a termination agreement in the form of Exhibit C hereto (the "Termination Agreement"), at or prior to the Closing, the Seller shall terminate that certain Limited Liability Agreement between the Seller and Hutchinson SA, a French corporation, dated November 27, 1995.

            9.14 Transition Services Agreement. The Harvard Parties shall have entered into a Transition Services Agreement in the form of Exhibit D to this agreement (the "Transition Agreement").

            9.15 Federal Trade Commission and Department of Justice. The applicable waiting period under the HSR Act, together with any extension of such waiting period, shall have expired or terminated and neither the Federal Trade Commission nor the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice shall have instituted a proceeding alleging that the transactions contemplated by this agreement violate any applicable laws.

      10. Conditions to Obligations of the Harvard Parties

            The obligations of the Harvard Parties to consummate the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in writing by the Harvard Parties and the Buyer shall use its reasonable best efforts to cause and to cooperate with the Harvard Parties to permit such conditions to be fulfilled:

            10.1 Representations and Warranties. Each of the representations and warranties of the Buyer in the Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of that date.

            10.2 Performance of the Buyer. The Buyer shall have performed and complied in all respects with all agreements, covenants and conditions required by the Transaction Documents to be performed or complied with by the Buyer at or before the Closing.

            10.3 Purchase Price. The Buyer shall have paid the Base Purchase Price as provided in Section 3.1.

            10.4 Escrow Agreement. The Buyer shall have entered into the Escrow Agreement.

            10.5 Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or governmental body, and no claim or demand shall have been made against the Harvard Parties, the Seller or Harvard seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by the

Transaction Documents, or which might materially affect the Business, which in the reasonable opinion of the Harvard Parties makes it inadvisable to consummate such transactions.

            10.6 Certificate. The Harvard Parties shall have received a certificate executed by the Buyer dated the Closing Date, certifying, in such detail as the Harvard Parties may reasonably request, as to the fulfillment of the conditions set forth in Section 10.

            10.7 Opinion of Counsel. The Seller shall have received an opinion, dated the date of the Closing, from Proskauer Rose LLP, counsel to the Buyer, in the form of Exhibit E to this agreement.

            10.8 Termination Agreement. The Buyer shall cause Hutchinson SA, a French corporation, to enter into the Termination Agreement.

            10.9 Transition Agreement. The Buyer shall have entered into the Transition Agreement.

            10.10 Federal Trade Commission and Department of Justice. The applicable waiting period under the HSR Act, together with any extensions of such waiting period, shall have expired or terminated and neither the Federal Trade Commission nor the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice shall have instituted a proceeding alleging that the transactions contemplated by this agreement violate any applicable laws.

            10.11 Guaranty. TOTAL America, Inc. (the "Guarantor") shall have executed a guaranty in the form of Exhibit F hereto (the "Guaranty") and Buyer's accountants shall deliver a comfort letter to Seller as to the net worth of the Guarantor.

      11. Closing Deliveries.

            11.1 Deliveries by the Harvard Parties. At the Closing, the Harvard Parties shall deliver, or shall cause to be delivered, to the Buyer the following:

                  (a) a duly executed bill of sale in the form of Exhibit G to this agreement;

                  (b) a deed with respect to each parcel of the Seller Property that is owned by the Seller or Harvard in the form of Exhibit H to this agreement, duly executed and acknowledged by the Seller or Harvard, as applicable, in recordable form, so as to convey to Buyer or its designee all right, title and interest of the Seller and Harvard in and to the land, all improvements thereon and related rights with respect to such the Seller Property, free and clear of all Liens other than Permitted Liens;

                  (c) an assignment and assumption agreement with respect to each of the Seller Leases in the form of Exhibit I to this agreement (the "Lease Assignment and

Assumption Agreement") duly executed and acknowledged by the Seller or Harvard, as applicable, so as to assign to Buyer or its designee all right, title and interest of the Seller and Harvard in and to the Seller Leases, free and clear of all Liens other than Permitted Liens;

                  (d) all instruments as are necessary or reasonably required by Buyer or the Title Company to evidence the authority of the Seller and Harvard executing and delivering the instruments to be executed and delivered in connection with the consummation of the transactions contemplated by this agreement, and evidence that the execution and delivery of such instruments is the official act and deed of such party;

                  (e) possession and delivery of all Acquired Assets, including, without limitation, the Fixed Assets, subject only to Permitted Liens;

                  (f) affidavits of the Seller and Harvard certifying that they are not foreign persons as defined in Code Section 1445;

                  (g) [intentionally omitted];

                  (h) the Estoppels, pursuant to Section 9.12;

                  (i) such other instruments of assignment and conveyance as may be reasonably necessary or appropriate to fully and effectively transfer the Acquired Assets to the Buyer;

                  (j) the Escrow Agreement, duly executed by the Seller;

                  (k) originals of the consents referred to in Section 9.5;

                  (l) the certificate referred to in Section 9.9;

                  (m) the legal opinion referred to in Section 9.10;

                  (n) the Termination Agreement, duly executed by the Seller;

                  (o) the Transition Agreement, duly executed by the Harvard Parties;

                  (p) the amount of the Outstanding Checks, pursuant to Section 7.8; and

                  (q) an assignment agreement with respect to the Intellectual Property in the form of Exhibit J to this agreement, duly executed by the Harvard Parties.

            11.2 The Buyer's Deliveries. At the Closing, the Buyer shall deliver, or shall cause to be delivered, to the Seller the following:

                  (a) $108,800,000.00, by wire transfer;

                  (b) evidence of delivery of $6,200,000.00 to the Escrow Agent;

                  (c) the Escrow Agreement, duly executed by the Buyer;

                  (d) the certificate referred to in Section 10.6;

                  (e) the legal opinion referred to in Section 10.7;

                  (f) the Termination Agreement, duly executed by Hutchinson SA;

                  (g) the Transition Agreement, duly executed by Buyer;

                  (h) the Lease Assignment and Assumption Agreement, duly executed by the Buyer;

                  (i) an Assumption Agreement in the form of Exhibit K to this agreement (the "Assumption Agreement"), duly executed by Buyer; and

                  (j) the Guaranty and related comfort letter referred to in
Section 10.11, duly executed by Guarantor and Buyer's accountants, respectively.

      12. Indemnification.

            12.1 Indemnification by the Harvard Parties. Subject to Section 12.3, the Seller and Harvard shall jointly and severally indemnify, defend and hold harmless the Buyer, its shareholders and any of their respective directors, officers and employees and successors and assigns (collectively, the "Buyer Indemnities"), promptly upon demand at any time and from time to time against any and all losses, liabilities, claims, actions, damages, fines, penalties or expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Losses"), whether involving a third party or between the parties to this agreement, the Buyer, the other Buyer Indemnities, the Business or the Acquired Assets may suffer, sustain or become subject to arising out of or in connection with (i) any misrepresentation or breach of any warranty made by the Seller or Harvard in any of the Transaction Documents; (ii) any breach or nonfulfillment of any covenant or agreement made by the Seller or Harvard in any of the Transaction Documents; (iii) the failure by the Harvard Parties to pay, perform or discharge when due any of the liabilities or obligations relating to the Excluded Liabilities; (iv) any litigation, proceeding (whether administrative, quasi-administrative, legislative or judicial) or governmental investigation, whether commenced before or after the date of this agreement, arising out of or in connection with the operation of the Business, conditions existing, or acts or omissions occurring, at or prior to the Closing Date, regardless of the outcome of such litigation, proceeding (whether administrative, quasi-administrative, legislative or judicial) or governmental investigation (including, without limitation, those matters described on Schedule 5.10 or otherwise disclosed or known to the Buyer as of the date of this agreement),(v) any Environmental Liabilities relating to or arising out of any Excluded Liabilities, (vi) any Environmental Liabilities relating to any Acquired Assets or the Business whether or not arising out of the operation of the Business or the ownership, lease, use or operation of any real property, which have been asserted, or may be asserted against any party to this agreement, the Acquired Assets, the Excluded Assets or the Business prior to or following the Closing Date (including, without limitation, any investigation, remedial or monitoring costs), but only to the extent that the acts of omission or commission giving rise to such shall have occurred or the physical condition shall have existed on or prior to the Closing Date; (vii) any claim by a third party arising out of or relating to any act or omission by the Seller or Harvard on or prior to the Closing Date, and (viii) any failure to comply with any "bulk sales" or sales tax laws applicable to the transactions contemplated hereby (other than Losses arising solely as a result of Buyer's failure to pay and discharge the Assumed Liabilities).

            12.2 Indemnification by the Buyer. Subject to Section 12.3, the Buyer shall indemnify, defend and hold harmless the Harvard Parties, promptly upon demand at any time and from time to time, against any and all Losses, whether involving a third party or between the parties to this agreement, the Harvard Parties may suffer, sustain or become subject to arising out of or in connection with (a) any misrepresentation or breach of any warranty made by the Buyer in any of the Transaction Documents; (b) any breach or nonfulfillment of any covenant or agreement made by the Buyer in any of the Transaction Documents;
(c) the failure of the Buyer to pay, perform or discharge when due any of the liabilities or obligations relating to the Assumed Liabilities, but only to the extent that such liabilities or obligations arise after the Closing Date; (d) the ownership of or use by the Buyer of the Acquired Assets or the Business after the Closing Date; and (e) any failure to comply with the Worker Adjustment and Retraining

Notification Act (arising solely as a result of the failure by the Buyer to comply with Section 7.5(a)).

            12.3 Limitations on Indemnification.

                  (a) No claim for indemnification under Section 12.1(i) or
Section 12.2(a) shall be valid unless made within the period of survival of the applicable representation or warranty as described in Section 14.

                  (b) Any party which shall be obligated to indemnify any other party or parties under Section 12.1(i) or Section 12.2(a) shall be so obligated only to the extent that the aggregate amount of any Losses actually paid or suffered by any indemnified party as to which a right of indemnification is provided under said Section 12.1(i) or Section 12.2(a) shall exceed $500,000, in which event any such amounts shall be payable to the extent such amounts exceed $500,000 (the "General Basket"); provided, further that any party which shall be obligated to indemnify any other party or parties under Section 12.1(i) or
Section 12.2(a) shall be so obligated only to the extent that the amount of each of the Losses actually paid or suffered by any indemnified party as to which a right of indemnification is provided under said Section 12.1(i) or Section 12.2(a) exceeds $2,500 individually ("Individual Threshold Amounts"), except for any Individual Threshold Amounts less than $2,500 which arise out of the same occurrence or series of related events. Notwithstanding anything in this Section 12.3(b) to the contrary, (i) none of the foregoing limitations on indemnification shall apply to any Losses of the Buyer or other Buyer Indemnities in respect of any Taxes payable by the Harvard Parties and (ii) with respect to any Losses attributable to a breach or misrepresentation by the Harvard Parties under Section 5.15 (Environmental Matters), the General Basket shall be increased by up to the lesser of (x) $250,000 or (y) the actual amount of Losses paid, but in no event shall the General Basket exceed $750,000 in the aggregate.

                  (c) In no event shall the aggregate liability of the Harvard Parties or Buyer pursuant to Section 12.1(i) or 12.2(a) of this agreement exceed $50,000,000.

                  (d) Notwithstanding anything in this agreement to the contrary, for purposes of the application of the indemnity provisions of this
Section 12, the computation of the amount of any Losses shall be the entire amount of any Losses actually incurred by Buyer or the Harvard Parties, as the case may be, and not just that portion of the Losses that exceeds the relevant level of materiality.

                  (e) The amount of any Losses for which indemnification is provided under this Section 12 shall be net of any amount recovered or recoverable by the indemnified party under insurance policies with respect to such Losses and the parties agree to first seek recovery under any applicable insurance policies prior to requesting any payments under this Section 12.

      13. Defense.

                  (a) If any action, suit or proceeding shall be commenced, or any claim or demand shall be asserted, in respect of which a party entitled to indemnification pursuant to this agreement (the "Indemnitee") demands indemnification under Section 12, the party from which such indemnification is demanded under Section 12 (the "Indemnitor") shall be notified to that effect with reasonable promptness and shall have the right to assume the entire control of (including the selection of counsel), subject to the right of the Indemnitee to participate (with counsel of its choice) in, the defense, compromise or settlement thereof. Failure of Indemnitee to give such notice to Indemnitor shall not relieve Indemnitor from any of its obligations under Section 12, except to the extent such failure materially prejudices the defense of the action or proceeding by Indemnitor.

                  (b) The fees and expenses of any counsel chosen by Indemnitee shall be at the expense of the Indemnitee unless (i) the employment of such counsel by the Indemnitee has been specifically authorized by the Indemnitor;
(ii) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor and the Indemnitee shall have been advised by its counsel that there may be one or more good-faith legal defenses available to it which are different from or additional to those available to the Indemnitor; or (iii) the employment of such counsel by the Indemnitee would result in a conflict of interest precluding the counsel from accepting such a retention arrangement.

                  (c) The Indemnitee shall reasonably cooperate, at the Indemnitor's expense, in all respects with the Indemnitor in any such defense, compromise or settlement, including, without limitation, making available all pertinent non-confidential and non-proprietary information under its control to the Indemnitor. The Indemnitor may not consent to the entry of any judgement with respect to the matter or enter into any settlement with respect to the matter which judgment or settlement does not unconditionally release the Indemnitee from all liability (including, without limitation, contingent liabilities) and other Losses to the third party with respect thereto without the Indemnitee's consent, which consent shall not be unreasonably withheld, provided, however, that in the event such consent is unreasonably withheld, then the liabilities of the Indemnitor shall be limited to the total sum representing the amount of the proposed compromise or settlement plus the amount of counsel fees accumulated at the time such consent is withheld. The Indemnitor shall not be liable for any settlement by Indemnitee of any action, suit, proceeding, claim or demand, unless Indemnitee obtains the prior written consent of the Indemnitor.

      14. Survival.

            Notwithstanding any examination or investigation made by or for any party, all representations and warranties made by the Harvard Parties and the Buyer in the Transaction Documents shall survive the Closing for a period of two
(2) years after the Closing Date, except that representations and warranties made by the Harvard Parties in Section 5.15 (Environmental Matters) shall survive the Closing for six (6) years, representations and warranties made by the Harvard Parties in Sections 5.18 (Employee Benefit Plans) and 5.7 (Tax Matters) shall survive the Closing for the duration of the statutes of limitations applicable thereto and the representations and warranties of the Harvard Parties made in Section 5.8 with respect to title to such asset (Real and Personal Property; Absence of Encumbrances) shall survive the Closing indefinitely. All covenants of the parties that are to be performed after the Closing shall continue in effect and expire in accordance with their respective terms.

      15. Termination. This agreement:

            15.1 (a) may be terminated by written agreement of Buyer and the Harvard Parties;

                  (b) may be terminated by the Buyer, on the one hand, and the Harvard Parties, on the other hand, by written notice to the other, if at any time prior to the Closing any event shall have occurred or any state of facts shall exist that renders (i) any of the conditions to its respective obligations as provided in this agreement incapable of fulfillment or (ii) any of the other party's representations and warranties herein not true and correct in all material respects as of the date when made; or

                  (c) shall automatically terminate without any further action of the parties hereto if the Closing does not occur by 5:00 p.m. New York time on November 30, 1999.

            15.2 In the event of the termination of this agreement pursuant to the provisions of Section 15.1, this agreement shall become null and void and have no further force and effect, without any liability in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of the directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates of any party hereto, except for any liability resulting from such party's breach of this agreement.

      16. Miscellaneous.

            16.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or when sent by facsimile upon receipt, one day after being sent by a major overnight courier, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

      If to the Harvard Parties:

            The Kingston-Warren Corporation
            3 Werner Way, Suite 210
            Lebanon, NJ 08833

            Attn: Jerry Tighe
            Senior Vice President and General Counsel
            Fax: 908-236-0071

                  and

            Harvard Industries, Inc.
            3 Werner Way, Suite 210
            Lebanon, NJ 08833

            Attn: Jerry Tighe
            Senior Vice President and General Counsel
            Fax: 908-236-0071

      with a copy to:

            Sonnenschein Nath & Rosenthal
            1221 Avenue of the Americas
            New York, New York 10020

            Attn: Joseph H. Smolinsky, Esq.

      If to the Buyer:

            Hutchinson
            124, avenue de Champs Elysees
            75008 Paris, FRANCE

            Attn: Dominique Mounier

                   -------------------
            Fax: 33-1-40-74-83-17

      with a copy to:

            Proskauer Rose LLP
            1585 Broadway
            New York, New York 10036-8299

            Attn: Stanley Komaroff, Esq.
            Fax:  212-969-2900

            16.2 Entire Agreement. This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreements between them relating to that subject matter, except that certain agreement between Harvard and the Buyer dated June 23, 1999, which agreement shall automatically terminate and be of no further force or effect on the Closing Date.

            16.3 Headings. The Section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

            16.4 Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York.

            16.5 Equitable Relief. The parties acknowledge that the remedy at law for breach of this agreement may be inadequate and that, in addition to any other remedy a party may have for a breach of this agreement, that party may be entitled to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy provided in this Section 16.5 is in addition to, and not in lieu of, any other rights or remedies a party may have.

            16.6 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.

            16.7 Amendment, Modification or Waiver. No provision of this agreement may be amended or modified except by an instrument in writing signed by the Buyer and the Seller. Any party may waive compliance by the other with any provision of this agreement. No waiver of any provision shall be construed as a waiver of any other breach of that provision or of any other provision of this agreement. Any waiver must be in writing.

            16.8 Assignment; Successors. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; provided, however, that neither this agreement nor any right or obligation hereunder may be assigned or transferred, except that the Buyer may assign this agreement and its rights hereunder to any direct or indirect wholly-owned subsidiary of the Buyer and its rights under Section 12 to financial institutions providing financing for the transaction.

            16.9 Exclusivity. The Harvard Parties shall not, during the period between the execution of this agreement and either the Closing or the termination hereof pursuant to Section 15, pursue, initiate, encourage or engage in, any negotiations or discussions with any other person regarding the sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or part of the capital stock of the Seller or any of the Seller's assets or the

Business (a "Transaction Proposal") or provide any information to any other person regarding the Seller other than information which has historically been provided in the regular course of business operations to third parties where the Harvard Parties do not reasonably believe that such information may be utilized to evaluate any such possible sale or other disposition. The Harvard Parties covenant and agree to promptly notify the Buyer if any Transaction Proposal, or any inquiry or contact with any person or entity with respect thereto, is made.

            16.10 Jurisdiction. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of all Federal and State courts in New York County, New York, with respect to any and all proceedings brought by the parties hereto or their respective representatives, successors or assigns in connection with this agreement.

            16.11 Counterparts. This agreement may be executed in counterparts, which together shall constitute the same instrument.

            The parties have executed this agreement as of the date set forth above.

                                    KWC ACQUISITION CORP.

                                    By: ___________________________
                                        Name:  Dominique Mounier
                                        Title: President


                                    THE KINGSTON-WARREN CORPORATION

                                    By: ___________________________
                                        Name:
                                        Title:


                                    HARVARD INDUSTRIES, INC.

                                    By: ___________________________
                                        Name:
                                        Title:

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

1.    Definitions............................................................1

2.    Purchase and Sale of the Business......................................8
      2.1   Purchase of the Business.........................................8
      2.2   Excluded Assets.................................................10
      2.3   Excluded Liabilities............................................11

3.    Purchase Price........................................................13
      3.1   The Purchase Price..............................................13
      3.2   Allocation of Consideration.....................................13
      3.3   Adjustment Procedure............................................14

4.    Closing...............................................................15

5.    Representations and Warranties of the Harvard Parties.................15
      5.1   Organization, Good Standing and Qualification...................16
      5.2   Authority; Consents and No Conflicts............................16
      5.3   Ownership of Seller; Subsidiaries...............................17
      5.4   Financial Statements............................................17
      5.5   Absence of Undisclosed Liabilities..............................17
      5.6   Absence of Certain Changes......................................17
      5.7   Tax Matters.....................................................17
      5.8   Real and Personal Property; Absence of Encumbrances.............18
      5.9   Intellectual Property and Proprietary Assets....................20
      5.10  Litigation......................................................20
      5.11  List of Material Contracts, etc.................................20
      5.12  Status of Material Contracts....................................21
      5.13  Inventory.......................................................21
      5.14  Accounts Receivable.............................................21
      5.15  Environmental Matters...........................................21
      5.16  Permits.........................................................24
      5.17  Employees.......................................................24
      5.18  Employee Benefit Plans..........................................25
      5.19  Insurance.......................................................26
      5.20  Banks; Power of Attorney........................................26
      5.21  Books and Records...............................................27
      5.22  Restrictions....................................................27
      5.23  Transactions with Affiliates....................................27
      5.24  Year 2000 Compliance............................................27
      5.25  Product Warranties..............................................27

      5.26  Finders.........................................................28
      5.27  Backlog.........................................................28
      5.28  Customers and Suppliers.........................................28
      5.29  Bankruptcy......................................................28
      5.30  Disclosure......................................................29
      5.31  Schedules and Exhibits are Incorporated.........................29

6.    Representations and Warranties of the Buyer...........................29
      6.1   Organization and Good Standing..................................29
      6.2   Authority; Consents; and No Conflicts...........................29
      6.3   Finders.........................................................30

7.    Further Agreements of the Parties.....................................30
      7.1   Expenses........................................................30
      7.2   Publicity.......................................................30
      7.3   Hart-Scott-Rodino...............................................30
      7.4   Escrow Arrangements.............................................30
      7.5   Employee Benefits...............................................32
      7.6   Further Assurances..............................................35
      7.7   Cooperation.....................................................35
      7.8   Payment of Outstanding Seller Checks............................35
      7.9   Reimbursement of Harvard Parties.  .............................35

8.    Covenants of the Seller...............................................36
      8.1   Access to Properties and Information............................36
      8.2   Conduct of Business.............................................36
      8.3   Restrictive Covenant............................................36
      8.4   Use of Name.....................................................37
      8.5   Survey..........................................................37
      8.6   Assignments.....................................................38
      8.7   Real Property, Transfer Taxes and Recording Fees................38
      8.8   Updating Schedules..............................................38

9.    Conditions to Obligations of the Buyer................................38
      9.1   Due Diligence...................................................38
      9.2   Representations and Warranties..................................38
      9.3   Performance of the Seller and Harvard...........................39
      9.4   Material Adverse Change.........................................39
      9.5   Consents and Liens; Lock-Box Arrangements.......................39
      9.6   Escrow Agreement................................................39
      9.7   Transactions with Affiliates....................................39
      9.8   Litigation......................................................39
      9.9   Certificate.....................................................39
      9.10  Opinion of Counsel..............................................40

      9.11  Title Insurance.................................................40
      9.12  Estoppel Letters................................................40
      9.13  LLC Termination.................................................40
      9.14  Transition Services Agreement...................................40
      9.15  Federal Trade Commission and Department of Justice..............40

10.   Conditions to Obligations of the Harvard Parties......................40
      10.1  Representations and Warranties..................................41
      10.2  Performance of the Buyer........................................41
      10.3  Purchase Price..................................................41
      10.4  Escrow Agreement................................................41
      10.5  Litigation......................................................41
      10.6  Certificate.....................................................41
      10.7  Opinion of Counsel..............................................41
      10.8  Termination Agreement...........................................41
      10.9  Transition Agreement............................................41
      10.10 Federal Trade Commission and Department of Justice..............41
      10.11 Guaranty........................................................42

11.   Closing Deliveries....................................................42
      11.1  Deliveries by the Harvard Parties...............................42
      11.2  The Buyer's Deliveries..........................................43

12.   Indemnification.......................................................44
      12.1  Indemnification by the Harvard Parties..........................44
      12.2  Indemnification by the Buyer....................................44
      12.3  Limitations on Indemnification..................................45

13.   Defense...............................................................46

14.   Survival..............................................................46

15.   Termination...........................................................47

16.   Miscellaneous.........................................................47
      16.1  Notices.........................................................47
      16.2  Entire Agreement................................................49
      16.3  Headings........................................................49
      16.4  Governing Law...................................................49
      16.5  Equitable Relief................................................49
      16.6  Separability....................................................49
      16.7  Amendment, Modification or Waiver...............................49
      16.8  Assignment; Successors..........................................49
      16.9  Exclusivity.....................................................49

      16.10 Jurisdiction....................................................50
      16.11 Counterparts....................................................50

                                   SCHEDULES

Schedule 1.57        Knowledge
Schedule 1.70        Permitted Liens
Schedule 1.77        Referenced Footnotes
Schedule 2.1.1(c)    The Acquired Assets
Schedule 2.1.2       The Assumed Liabilities
Schedule 3.2         Allocation of Consideration
Schedule 3.3(a)      Agreed Upon Procedures
Schedule 5.2(b)      Authority; Consents and No Conflicts
Schedule 5.3         Ownership of Seller
Schedule 5.4         Financial Statements
Schedule 5.5         Absence of Undisclosed Liabilities
Schedule 5.7(a)      Tax Matters
Schedule 5.7(h)      Tax Matters
Schedule 5.8(a)      Real and Personal Property; Absence of Encumbrances
Schedule 5.8(c)      Real and Personal Property; Absence of Encumbrances
Schedule 5.9         Intellectual Property and Proprietary Assets
Schedule 5.10        Litigation
Schedule 5.11        List of Material Contracts, etc.
Schedule 5.12        Status of Material Contracts
Schedule 5.13        Inventory
Schedule 5.14        Accounts Receivable
Schedule 5.15        Environmental Matters
Schedule 5.16        Permits
Schedule 5.17(a)     Employees
Schedule 5.17(b)     Employees
Schedule 5.17(c)     Employees
Schedule 5.18(a)     Employee Benefit Plans
Schedule 5.18(b)(i)  Employee Benefit Plans
Schedule 5.18(b)(ii) Employee Benefit Plans
Schedule 5.18(d)(i)  Employee Benefit Plans
Schedule 5.18(d)(ii) Employee Benefit Plans
Schedule 5.19        Insurance
Schedule 5.20        Banks; Power of Attorney
Schedule 5.23        Transactions with Affiliates
Schedule 5.24        Year 2000 Compliance
Schedule 5.25        Product Warranties
Schedule 5.26        Finders
Schedule 5.27        Backlog
Schedule 5.28        Customers and Suppliers
Schedule 5.29        Bankruptcy
Schedule 6.2(b)      Authority; Consents and No Conflicts
Schedule 6.3         Finders

Schedule 7.5         Employee Benefits
Schedule 9.5         Consents and Liens: Lock-Box Arrangements
Schedule 9.11        Title Insurance
Schedule 9.12        Estoppel Letters

Exhibit A            Form of Escrow Agreement
Exhibit B            Form of Opinion of Sonnenschein Nath & Rosenthal
Exhibit C            Form of Termination Agreement
Exhibit D            Form of Transition Agreement
Exhibit E            Form of Opinion of Proskauer Rose LLP
Exhibit F            Form of Guaranty
Exhibit G            Form of Bill of Sale
Exhibit H            Form of Deed
Exhibit I            Assignment and Assumption Agreement
Exhibit J            Form of Intellectual Property Assignment Agreements
Exhibit K            Assumption Agreement
Exhibit L            Environmental Related Assignment and Assumption Agreement